AGREEMENT OF SALE

By and among

TRIPLE NET PROPERTIES, LLC.,

as Buyer,

and

TST OVERLAND PARK, L.P.,
TST EL PASO PROPERTIES, LTD.,
TST JACKSONVILLE II, LLC,
TST TAMPA BAY, LTD.,
TST LARGO ASC, LTD.,
TST BRANDON, LTD., and
TST LAKELAND, LTD.

as Sellers

TABLE OF CONTENTS

1.	SALE AND PURCHASE

2.	PURCHASE PRICE

3.	CLOSING

4.	CONDITION OF TITLE

5.	POSSESSION, ASSIGNMENT OF AGREEMENTS AND LEASES

6.	APPORTIONMENTS

7.	CLOSING COSTS

8.	MUNICIPAL IMPROVEMENTS/NOTICES

9.	SELLER’S REPRESENTATIONS

10.	DELIVERY OF PREMISES DOCUMENTS

11.	BUYER REPRESENTATIONS

12.	CONDITIONS PRECEDENT TO CLOSING

13.	DELIVERIES AT CLOSING

14.	DEFAULT

15.	NOTICES; COMPUTATION OF PERIODS

16.	FIRE OR OTHER CASUALTY

17.	CONDEMNATION

18.	ASSIGNABILITY

19.	INSPECTIONS/INSPECTION PERIOD

20.	BROKERS

21.	CONDITION OF PREMISES

22.	SURVIVAL OF PROVISIONS

23.	MISCELLANEOUS

24.	SOPHISTICATION OF THE PARTIES

25.	LIMITED LIABILITY

26.	MARKETING/PUBLIC ANNOUNCEMENTS

29.	ENFORCEMENT

30. RADON GAS...............................................................................31

EXHIBITS

Exhibit “A”
Exhibit “B”
Exhibit “C”
Exhibit “D”
Exhibit “E”
Exhibit “F”
Exhibit “G”
Exhibit “H”
Exhibit “I”
Exhibit “J”
Exhibit “K”
Exhibit “L”
Exhibit “M”
Exhibit “N”
Exhibit “O”
Exhibit “P”
Exhibit “Q”
Exhibit “R”
Exhibit “S”
Exhibit “T”
Exhibit “U”
Exhibit “V”
Exhibit “W”
Exhibit “X”
- - - - - - - - - - - - - - - - - - - - - - -	Real Property Descriptions
Personal Property Descriptions
Purchase Price Allocation
Completion Obligations
Certain Permitted Encumbrances
Transfer Restrictions
Transfer Restriction Consents
Existing Leases
Existing Agreements
Tenant Security Deposits
Litigation
Tenant Estoppel Certificates
Bill of Sale
General Assignment and Assumption Agreement
Seller’s Affidavit
Non-Foreign Affidavit
Tenant Notices
Ground Lease Assignment
Escrow Agreement
List of Environmental Reports
Additional Due Diligence Materials
SNDA
Audit Letter
Energy Efficiency Rating Disclosure

AGREEMENT OF SALE

This AGREEMENT (the “Agreement”) is made and entered into as of the 19th day of December, 2007 (the “Effective Date”) by and among TST OVERLAND PARK, L.P., a Kansas limited partnership (“TST Overland”), TST EL PASO PROPERTIES, LTD., a Texas limited partnership (“TST El Paso”), TST JACKSONVILLE II, LLC, a Delaware limited liability company (“TST Jacksonville”), TST TAMPA BAY, LTD., a Florida limited partnership (“TST Tampa Bay”), TST LARGO ASC, LTD., a Florida limited partnership (“TST Largo ASC”), TST BRANDON, LTD., a Florida limited partnership (“TST Brandon”), and TST LAKELAND, LTD., a Florida limited partnership (“TST Lakeland”) (each a “Seller,” and collectively “Sellers”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”).

RECITALS

A. Sellers own interests in and to the Properties (as hereinafter defined).

B. Each Seller desires to sell, assign, transfer and convey its Respective Property (as hereinafter defined) to Buyer or its designee in accordance with the terms and provisions of this Agreement, and Buyer desires to purchase or to cause its designee to purchase from each of Sellers its Respective Property, subject to the terms and conditions more particularly set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1. Sale and Purchase. Each Seller hereby agrees to sell, assign and convey to Buyer, and Buyer hereby agrees to purchase from such Seller, upon the terms and conditions hereinafter set forth, all of such Seller’s right, title and interest in and to the following (collectively, with respect to each Seller, the below is hereinafter referred to as such Seller’s “Respective Property” and collectively, all of the Respective Property together is referred to herein as the “Property”):

(a) Real Property. That real property interest owned by such Seller, a description of which is set forth opposite such Seller’s name on Exhibit “A” attached hereto and a legal description of which is annexed thereto (with respect to each Seller, the “Respective Premises”, and collectively, the “Premises”), together with all the rights and appurtenances pertaining to such Seller’s Respective Premises and, to the extent applicable, all buildings, structures and improvements situated thereon (the “Improvements”), including any right, title and interest of such Seller (if any) in and to streets and rights-of-way adjacent to such Seller’s Respective Premises;

(b) Personal Property. The fixtures, furnishings, equipment and other items of personal property, if any, now or hereafter owned by such Seller and located on or used in connection with the ownership, use, operation, occupancy, maintenance or development of such Seller’s Respective Premises, including, without limitation, the items, if any, listed opposite such Seller’s name on Exhibit “B” attached hereto (with respect to each Seller, the Respective Personal Property and collectively, the “Personal Property”; and

(c) Intangible Property. To the extent transferable all intangible personal Property now or hereafter owned by each Seller, if any, and used in the ownership, use, operation, occupancy, maintenance or development of the Property, including, without limitation (i) all licenses, permits, certificates, approvals, authorizations and other entitlements issued, (ii) all warranties and guaranties from manufacturers, contractors, subcontractors, suppliers and installers, (iii) all reports, test results, environmental assessments, surveys, plans and specifications, (iv) all building and property names, logos, trademarks, trade names, service marks, building signs, domain names and other rights used in connection with the Property, and (iv) all software, software licenses and electronic data, in each case which relate to the Respective Property being conveyed to Buyer by such Seller.

(d) Leases and Deposits. All “Existing Leases” (as defined below), together with all deposits held in connection with the Existing Leases, including, without limitation, all security deposits, prepaid rent, guaranties, letters of credit and similar charges and credit enhancements providing additional security for the Existing Leases.

2. Purchase Price. The aggregate purchase price to be paid by Buyer for the Property is the sum of $61,350,000.00 (the “Purchase Price”), as the same may be adjusted in accordance with Section 2(e) and Section 6 hereof, exclusive of any and all applicable transfer taxes, recording charges, title insurance premiums and other charges to be paid by Sellers or Buyer in accordance with Section 7 hereof. Subject to such adjustments, the aggregate Purchase Price shall be allocated among the Sellers and paid to each Seller in the amount set forth opposite such Seller’s name on Exhibit “C” attached hereto (with respect to each Seller and its Respective Property, the “Allocated Purchase Price”). The Allocated Purchase Price to be paid to each Seller shall be allocated among such Seller’s Property as set forth on the allocation schedules annexed to Exhibit “C” (with respect to each Seller, an “Allocation,” and collectively the “Allocations”) and such Seller and Buyer agree that all tax returns and reports and all financial statements shall be prepared in a manner consistent with (and neither Buyer nor such Seller shall otherwise file a tax return position inconsistent with) such Allocation. If the Allocation with respect to any Seller’s Property is disputed by any governmental entity, including, without limitation, any United States federal, state or local and any foreign governmental political subdivision, regulatory or administrative authority, agency or commission, board, or any court or administrative tribunal, the Buyer or Seller receiving notice of such dispute shall promptly notify the other of the existence thereof, and they shall cooperate in resolving such dispute. Notwithstanding the foregoing, such Allocations shall be modified as a result of the exclusion of Excluded Properties pursuant to the provisions of this Agreement. The Purchase Price shall be paid as follows:

(a) Deposit. On or before the Effective Date, Buyer shall have deposited the sum of $2,000,000.00 (together with all interest earned thereon, the “Deposit”) with LandAmerica National Commercial Services, a division of LandAmerica Financial Group, Inc, a corporation of the Commonwealth of Virginia (the “Title Company”) in its capacity as escrow agent (the “Escrow Agent”) pursuant to that certain Escrow Agreement dated as of December 7, 2007 by and among Buyer, Sellers and Escrow Agent (the “Escrow Agreement”) a copy of which is attached hereto as Exhibit “S”. Seller and Buyer hereby acknowledge and agree that $1,000,000.00 of the Deposit shall be allocated prorata to (i) Doctors’ Medical Building, 10550 Quivira Road, Overland Park, Johnson County, KA (the “Overland Park Property”), (ii) Largo Medical Arts Center, 1345 West Bay Drive, Largo, Pinellas County, FL, (iii) West Bay Surgery Center, 1401 West Bay Drive, Largo, Pinellas County, FL, (iv) Brandon Medical Plaza, 427 Parsons Avenue, Brandon, Hillsborough County, FL, and (v) Central Florida SurgiCenter, 900 Griffen Road, Lakeland, Polk County, FL (collectively, properties (i) through (v) shall be know as the “REIT Properties”) and $1,000,000.00 shall be allocated prorate to the (vi) Memorial Healthcare Plaza I, 3901 University Blvd. South, Jacksonville, Duval County, FL, and (vii) Memorial Healthcare Plaza II, 3901 University Blvd. South, Jacksonville, Duval County, FL (collectively, properties (vi) and (vii) shall be know as the “Jacksonville Properties”). On or before the Effective Date, if Buyer’s board of directors approves of the transaction contemplated by this Agreement, then a portion of the Deposit in the amount of $250,000 shall be released to Seller in connection with the REIT Properties and $250,000 shall be released to Seller in connection with the Jacksonville Properties; provided that such portion of the Deposit shall remain subject to the provisions of this Agreement and returned to Buyer, together with the balance of the Deposit, if required pursuant to the provisions of this Agreement. The Title Company shall hold the balance of the Deposit ($1,500,000) in escrow in an interest bearing account in accordance with the terms and provisions of the Escrow Agreement and subject to the terms hereof. All interest earned on the Deposit shall be added to and made a part of the Deposit for all purposes hereof. Any interest earned on the Deposit (less any fees or charges in connection with such account) shall be paid to the party or parties entitled to the Deposit, pro rata in accordance with their interests therein as set forth in Section 2(b), at the Applicable Closing and the party or parties receiving such interest shall pay any income taxes thereon. In the event of (a) a termination of this Agreement by Buyer in accordance with any right to so terminate provided for under this Agreement, (b) the failure of any “Buyer’s Condition” (as defined in Section 12(a) below), or (c) a Seller default, the Deposit, including any portion thereof released directly to the Sellers, shall be refunded to Buyer; otherwise, the Deposit shall not be refunded to Buyer. In the event that Buyer’s board of directors fails to approve this Agreement, Buyer may terminate this Agreement, in which case the Deposit will be refunded to Buyer, and neither party shall have any further obligations hereunder, except for Buyer’s indemnity obligations under Section 20 of this Agreement.

(b) Deposit Paid to Sellers. On the Applicable Closing Date, provided that a Seller shall have complied with its obligations hereunder, that its Respective Property is not an Excluded Property as of the Applicable Closing Date and that such Seller shall have satisfied the conditions set forth in Section 12(a) hereof for Closing, Buyer shall pay such Seller the Allocated Purchase Price, as adjusted in accordance with Section 6 and Section 2(e), less that portion of the Deposit (including accrued interest thereon) as specified in this Section 2(b) and any other credits to which Buyer is entitled pursuant to this Agreement, and at the Applicable Closing, Escrow Agent shall release and pay to each Seller such portion of the Deposit. For purposes of this Section 2(b), the portion of the Deposit allocated to each of the Sellers shall be that portion which is in proportion to the Allocated Purchase Prices set forth opposite their names on Exhibit “C”.

(c) Closing Payments. All monies to be paid by Buyer to Sellers under this Agreement shall be payable in accordance with the terms of this Agreement by wire transfer of immediately available federal funds for credit to such bank account or accounts, and divided into such amounts as may be required to consummate the transactions contemplated by this Agreement, as Sellers shall designate in writing.

(d) Completion Obligations. Sellers represent, warrant and covenant that the tenant improvements set forth on Exhibit “D” attached hereto (i) are the only tenant improvements currently being constructed at the Properties (ii) are being constructed by the tenants pursuant to their underlying leases, and (iii) will either (A) be completed prior to the Applicable Closing in compliance with the applicable lease or (B) be fully funded through a credit to Buyer from Sellers at the Applicable Closing.

(e)  Reductions in Purchase Price — Excluded Properties. Pursuant to the terms and conditions of this Agreement, Buyer, in Buyer’s sole and absolute discretion, has certain rights, upon delivery of written notice to a Seller as specifically set forth in this Agreement (and in no event later than the Closing Date), to exclude certain Property or Properties from conveyance pursuant to this Agreement (any of such Properties so excluded by Buyer being an “Excluded Property”). In the event that a Property is an Excluded Property, any and all of each party’s rights, liabilities, obligations, representations and warranties with respect to the Excluded Property shall be void and of no further force and effect; provided, however, such rights, liabilities and obligations, together with all of the terms of this Agreement, shall remain in full force and effect with respect to all Properties other than any Excluded Properties (the “Conveyed Properties”). The Purchase Price and the Deposit shall be reduced by the value allocated to any Excluded Property in the allocation described in this Section 2. Notwithstanding anything to the contrary, in the event that Buyer shall become entitled to exclude either of the Jacksonville Properties pursuant to the provisions referenced in this Section, Buyer shall have the option, in Buyer’s sole and absolute discretion, to exclude both Jacksonville Properties from conveyance pursuant to the terms of this Agreement. In the event that Buyer shall become entitled to exclude the Overland Park Property pursuant to the provisions referenced in this Section, Buyer shall have the option, in Buyer’s sole and absolute discretion, to exclude all of the properties subject to this Agreement, with the exception of the Jacksonville Properties (the “Other Properties”) from conveyance pursuant to the terms of this Agreement.

3. Closings.

(a) Closing. Except as otherwise set forth herein, the closing of the transfers contemplated in this Agreement with respect to the REIT Properties shall be held and completed on or before February 1, 2008, and with respect to the Jacksonville Properties shall be held and completed on or before March 1, 2008 (with respect to each Respective Property, the “Applicable Closing” and collectively the “Closings”), or at such date and time as reasonably specified in a notice by Buyer to Sellers at least seven (7) days prior thereto (with respect to each Property, the “Applicable Closing Date” and collectively the “Closing Dates”), through an escrow with the Title Company or in another mutually agreeable manner and location. In the event that Seller does not deliver a Transfer Restriction Consent (defined in paragraph 4(h) below) with respect to the Property owned by TST Lakeland prior to the Closing Date, Buyer and Sellers agree to extend the Closing Date with respect to such Property only until expiration of the applicable sixty (60) day notice period applicable to the Transfer Restriction.

(b) Closing Time. With respect to each Property, time shall be of the essence in respect of the Applicable Closing, which shall be satisfied provided such Applicable Closing occurs within seventy-two hours of the Applicable Closing Date. The Closing on each Property shall be deemed to occur at 5:00 p.m. Birmingham, Alabama time (6:00 p.m. Eastern Time) on the Applicable Closing Date.

4. Condition of Title.

(a) Title to Premises. Title to the Respective Premises of each Seller shall be conveyed by such Seller to Buyer at the completion of the Applicable Closing by a Deed (as hereinafter defined), subject only to the Permitted Encumbrances (hereinafter defined), or in the case of the TST Tampa Bay, Ltd. property, the TST El Paso Properties, Ltd. property and the TST Jacksonville II, LLC Property (collectively the “Ground Leased Properties”), a Ground Lease Assignment (as defined in Section 14(a)(xiii)). Each Seller’s interest in its Respective Personal Property shall be conveyed by such Seller to Buyer at the completion of the Applicable Closing by a Bill of Sale (as hereinafter defined). Title to the Respective Premises of each Seller shall be good and marketable title and such as will be insured by the Title Company as provided herein pursuant to the most current standard ALTA form of Owner’s, or Leasehold, as applicable, Title Insurance Policy in use in each Respective State by the Title Company. In any event, Seller covenants to cause to be released and reconveyed from the Property, and to remove as exceptions to title on or prior to the Applicable Closing, all standard exceptions regarding rights of tenants, and all “Liens” (as defined below) (collectively, “Pre-Disapproved Exceptions”). The Title Policy (as defined below) shall be free and clear of all exceptions except for the Permitted Encumbrances. The term “Permitted Encumbrances” shall mean, with respect to each Respective Property, (i) tenants under Existing Leases (as hereinafter defined) as tenants only, with no rights of first refusal or any options to purchase all or any portion of the insured property, in effect as of the Applicable Closing Date, except for Transfer Restrictions contained in such Existing Leases which shall be governed by Section 4(h), (ii) the additional matters affecting each Respective Premises as set forth on Exhibit “E” attached hereto, (iii) any matters set forth in the Title Commitment and/or reflected on the Existing Survey as to which Buyer does not timely object in accordance with this Section 4 which shall be deemed waived by the Buyer, (iv) any matters reflected on any update of the Title Commitment or Existing Survey as to which Buyer does not timely object in accordance with this Section 4, and (v) the ground leases affecting the Ground Leased Properties (the “Ground Leases”). Title to each Seller’s Respective Personal Property, if any, shall also be subject to the Permitted Encumbrances, to the extent applicable.

(b) Survey. Within five (5) days following the Effective Date, with respect to each of the Premises, Sellers shall order from a licensed surveyor a physical survey (with respect to each of the Premises, the “Survey Plan”) of each of the Respective Premises, to be certified to the Seller of such Premises, Buyer and the Title Company as being in accordance with current ALTA/ACSM “minimum detail” standards. Each survey shall be “as built.” Nothing contained in this Agreement, including the provisions of Section 1(a) or the descriptions on Exhibit A, shall constitute any warranty, representation or agreement by any Seller as to the location of separate lots in, or acreage of, any of the Premises. Recertification of existing surveys delivered to Buyer by Seller (each, an “Existing Survey”) dated not earlier than August 8, 2007 shall be deemed compliance with this paragraph (b).

(c) Title Defects. Within ten (10) days following the Effective Date, with respect to each of the Premises, Sellers shall order an ALTA title insurance commitment (with respect to each of the Premises, the “Title Commitment”) for an owner’s title insurance policy in the amount of the Purchase Price allocated to the Seller of such Premises from Jefferson Title Corporation in accordance with the provisions of Section 4(a) above. Jefferson Title Corporation shall serve as “Referring Title Agent” to the Title Company and shall receive a referral fee from the Title Company pursuant to a separate agreement with the Title Company; provided that the Title Company delivers to Buyer an “Insured Closing Protection Letter” from Lawyers Title Insurance Corporation. The Title Commitment shall show Seller to be vested with good and marketable and insurable fee simple, or in the case of the Ground Leased Properties, leasehold, title to the Respective Premises and fee interest in all improvements and fixtures located on the Respective Premises, or in the case of the Ground Leased Properties, a fee for a period of time under the provisions of the Ground Leases, in an amount equal to the Allocated Purchase Price, free and clear of all Liens (as defined below), covenants, conditions, and rights-of-way other than the Permitted Exceptions. Buyer shall be deemed to have waived its right to object to any encumbrance or other title exception or matter reflected in the Title Commitments and any matter reflected on the Existing Survey (a “Title Defect”) unless Buyer shall have given the Seller of the Premises to which the objection relates a specific written notice of its objection to any such matter that is not a Permitted Encumbrance (a “Title Notice”) prior to the end of the day that is fifteen (15) days after the Effective Date (the “Title Review Period”). Upon Buyer’s failure to timely object to any encumbrance or other title exception or matter reflected on the respective Title Commitment or the respective Existing Survey, and any update thereof, such encumbrance or other title exception or matter shall thereafter be deemed a Permitted Encumbrance. Each Seller shall have the right to, at its sole option, elect, by written notice given to Buyer (“Seller’s Cure Notice”) within three (3) Business Days following the conclusion of the Title Review Period (“Seller’s Notice Period”), to cure or remove the Title Defect identified by Buyer in Buyer’s Title Notice; provided, however, Seller shall in all events have the obligation to (i) act in good faith in making such election and use commercially reasonable efforts to cure any Title Defects that Seller elects to cure, (ii) specifically remove the Pre-Disapproved Exceptions, and (iii) remove any new Title Defect that attaches to the Real Property subsequent to the conclusion of the Title Review Period. The failure of such Seller to deliver a Seller’s Cure Notice during the Seller’s Notice Period shall be deemed an election by such Seller not to cure such exceptions. Should such Seller elect to attempt to cure or remove any objection, such Seller shall have until two (2) Business Days prior to the Applicable Closing Date (“Cure Period”) in which to accomplish the cure. In the event Seller elects (or is deemed to have elected) not to cure or remove any Title Defect, or in any event Seller fails to cure or remove any Title Defect which Seller agrees or is required to cure within the Cure Period, then Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) upon written demand by Buyer to such Seller and Escrow Agent, to treat such Sellers Property as an Excluded Property hereunder, or (ii) waive any Title Defects that Seller has not elected to cure and close this transaction as otherwise contemplated herein. The failure of Buyer to provide written notice to Seller within three (3) Business Days following the expiration of the Seller’s Notice Period waiving any objections Seller has not elected to cure shall be deemed an election by Buyer to waive Title Defects under clause (ii) above. The term “Lien(s)” as defined herein shall mean, with respect to each Seller, liens and other encumbrances, assessments and/or indebtedness (including the existing mortgage, deeds of trust, but excluding any Permitted Encumbrances) including without limitation, labor, materialmens, mechanics’ liens, judgments and federal, state and municipal tax liens.

(d) New Title Defects. If at anytime prior to the Applicable Closing, Buyer receives an update or supplement to the Title Commitment or Existing Survey and such update or supplement discloses one or more Title Defects that are not Permitted Exceptions (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Buyer, Buyer may, within three (3) Business Days after receiving such update or supplement to the Title Commitment or Existing Survey, as the case may be, deliver to the applicable Seller another Title Notice with respect to any New Title Defect only and the process described in Section 4(c) shall apply thereto.

(e) Intentionally Deleted.

(f) Removal of Liens. In addition to the provisions of Section 4(c), in lieu of satisfying any liens or encumbrances required to be satisfied under this Agreement, a Seller may deposit with the Title Company such sum of money or deliver to the Title Company such customary affidavits and/or certificates as may be determined by the Title Company as being sufficient to induce the Title Company (i) to affirmatively insure Buyer and to agree to affirmatively insure Buyer’s successors and assigns against collection of liens and/or encumbrances required to be eliminated by such Seller out of or against such Seller’s Respective Property, and (ii) to omit such liens and encumbrances from any title insurance policy issued to Buyer and any lenders of Buyer and Buyer’s successors and assigns and the successors and assigns of such lenders, without additional charge or premium, and provided further that (a) the Title Company agrees, in writing, to defend any action commenced by the holder of any lien or encumbrance so insured against to enforce or collect the same at the sole cost and expense of the Title Company, in which event such liens and encumbrances shall not be objections to title and (b) each such Seller obtains Buyer’s consent to such remedy, which shall be granted, conditioned or denied in Buyer’s sole discretion.

(g) Intentionally Deleted.

(h) Transfer Restrictions. Each of the parties hereto acknowledges and agrees that the sale of certain of the Properties is subject to the rights of first offer, rights of first refusal and other transfer restrictions described with respect to such Properties on Exhibit “F” attached hereto (the “Transfer Restrictions”). Seller shall obtain and deliver to Buyer written consents or waivers from the beneficiaries of such Transfer Restrictions, the form of such waiver or consent and any changes thereto shall be subject to the approval of Buyer and Escrow Agent. Seller will send (with a copy to Buyer) such consents and/or waivers (each a “Transfer Restriction Consent” and each as attached hereto as composite Exhibit “G”) and shall make written and telephonic requests of each Transfer Restriction beneficiary to execute such consent and/or waiver forms. In the event that the applicable Seller cannot fully comply with the process and requirements for any Transfer Restriction two (2) Business Days prior to Closing, and the beneficiary of such Transfer Restriction fails to respond to the request to execute the waiver and/or consent form, and if any required time period or periods in which said beneficiary may exercise such rights expire two (2) Business Days prior to the Applicable Closing, then the applicable Seller shall provide to Buyer and Escrow Agent a written certification in recordable form of the compliance with the process and requirements for release or waiver of any Transfer Restriction sufficient for the Escrow Agent, in the Escrow Agent’s sole discretion, to insure in the Title Policy relating to such Seller’s Respective Property that said Transfer Restriction does not apply to or has been waived or deemed waived by the expiration of the relevant right of first offer or right of first refusal period with respect to the transfer of the applicable Property to Buyer. Such certification shall be recorded at the time of the Applicable Closing. In the event the applicable Seller is unable to obtain the required waiver or consent from a beneficiary of the Transfer Restrictions or the written evidence of compliance with the Transfer Restriction provisions pursuant to this Section 4(h), then at Buyer’s sole discretion, Buyer may have any applicable Property (or Properties) excluded from the conveyance of the Properties pursuant to this Agreement, such Property (or Properties) shall be an Excluded Property for all purposes hereof, and Sellers shall reimburse Buyer for that portion of expenses and costs incurred by Buyer attributable to the Excluded Properties, including, without limitation, all attorneys fees and due diligence fees and costs, which portion of expenses attributable to any Excluded Property shall be determined by multiplying Buyer’s total accrued and out-of-pocket expenses by a fraction, the numerator or which consists of the aggregate rentable square feet of the Excluded Property, and the denominator of which consists of the aggregate rentable square feet of all the Properties.

5. Possession, Assignment of Agreements and Leases.

(a) Existing Leases. Possession of each Seller’s Respective Premises and Respective Personal Property is to be given by such Seller to Buyer at the completion of the Applicable Closing by delivery of the Deed and Bill of Sale relating thereto, the General Assignment and Assumption Agreement and, as applicable, the Ground Lease Assignment (as defined in Section 14(a)(x)). At the Applicable Closing, pursuant to the General Assignment and Assumption Agreement, each Seller shall assign to Buyer the Existing Leases. During the period from the date hereof through Closing (or earlier termination of this Agreement or default by Buyer hereunder), none of the Sellers shall enter into new leases for portions of the Premises now vacant or for portions of the Premises which may become vacant, or enter into any amendments of any Existing Leases or consent to any renewals, extensions or expansions of Existing Leases (other than those to which the tenant is entitled pursuant to the terms of the Existing Leases) without first submitting (i) all relevant supporting documentation, as reasonably determined by Buyer and (ii) a term sheet containing the proposed material terms of the lease or lease amendment (including any renewal, extension or expansion as to which the lessor’s consent is required) to Buyer for Buyer’s approval. If Buyer does not disapprove in writing such proposed lease or amendment (or renewal, extension or expansion agreement) as described in the term sheet within five (5) business days of Buyer’s receipt of such term sheet, Buyer shall be deemed to have approved the proposed lease or amendment (or renewal, extension or expansion agreement). Notwithstanding anything to the contrary, Buyer shall have the right to approve the final form of any such document and provide comments prior to execution thereof. With respect to each Property, all such new leases and modifications approved or deemed approved by Buyer (and renewals, extensions or expansions approved or deemed approved by Buyer or as to which the lessor’s consent is not required) and the presently existing leases that are listed on Exhibit “H” hereto with respect to such Property are collectively herein called the “Existing Leases”.

(b) Assignment/Existing Agreements. At each Closing, pursuant to a General Assignment and Assumption Agreement, the Seller or Sellers conveying Property at such Closing shall assign to Buyer, to the extent assignable, all of such Seller’s right, title and interest in, to and under the existing agreements of such Seller listed on Exhibit “I” hereto (together with any other agreements entered into by such Seller in accordance with this Section 5(b) hereinafter collectively called the “Existing Agreements”). During the period from the Effective Date through the Applicable Closing (or earlier termination of this Agreement or default by Buyer hereunder), none of the Sellers shall have any right to enter into new service or maintenance agreements that cannot be terminated within thirty days without penalty or modify any existing service or maintenance agreements in any material respect without Buyer’s approval, and shall be deemed given if Buyer does not disapprove within five (5) business days of a written request for approval delivered to Buyer. The termination of any of the Existing Agreements prior to the Applicable Closing by reason of the expiration of its term or by reason of a default thereunder shall not excuse Buyer from its obligation to complete the Applicable Closing and to pay the full Purchase Price.

(c) Terminated Agreements. On or before the end of the Title Review Period, Buyer may deliver written notice to the Seller (the “Agreement Termination Notice”) specifying any Existing Agreements with respect to which Buyer requires Seller deliver notices of termination at the Closing (the “Terminated Agreements”) whereupon the Terminated Agreements shall not be assigned to, nor assumed by, the Buyer. To the extent that any Terminated Agreements may not be terminated upon thirty (30) days notice and require payment of a penalty or premium for cancellation, the Buyer shall be solely responsible for the payment of any such cancellation fees or penalties. If Buyer fails to deliver the Agreement Termination Notice on or before the expiration of the Title Review Period, there shall be no Terminated Agreements and the Buyer shall assume all Existing Agreements at the Closing. Notwithstanding anything to the contrary set forth in this section, prior to the Closing the Seller shall terminate any and all management agreements and employment agreements pertaining to the Properties and that certain agreement for janitorial services at the Largo Medical Arts Building referenced and contemplated by an Interoffice Memorandum dated January 1, 2005, from Amy Lynton to Janitorial File-TST Tampa.

6. Apportionments.

(a) Generally. Lienable water and sewer rentals, sums paid to or paid or payable by any Seller under the Existing Agreements, license, permit and inspection fees, and rentals, sales tax and other sums paid to and received by any Seller under the Existing Leases, the Ground Leases and otherwise shall be apportioned as of the Applicable Closing Date between Buyer and such Seller so that Sellers, with respect to each of their Respective Properties, shall be responsible for those items of expense and credited with those items of income that are attributable to the period before the Applicable Closing Date and Buyer shall be responsible for those items of expense and credited with those items of income that are attributable to the period on or after the Applicable Closing in accordance with the terms of this Section 6.

(b) Rent. Rent, including, without limitation, fixed rent, prepaid rent, percentage rent, if applicable, and additional rent (including, but not limited to, such sums which are to be paid by tenants under Existing Leases with respect to common area expenses, operating expenses or additional charges of any other nature and including, but not limited to, Ground Lease rent if applicable), shall be apportioned as of the Applicable Closing Date in accordance with the provisions of this Section 6. With respect to any rent arrearages arising under the Existing Leases for the period prior to the Applicable Closing Date, Buyer shall pay to the Seller on the Effective Date hereof any rent or payment actually collected after the Applicable Closing, less any costs of collection, which is designated as applicable to the period preceding the Applicable Closing Date. All rent under the Existing Leases collected by Buyer after the Applicable Closing that is not so designated shall be applied first to the current month’s rent, then to then to unpaid rent accruing on or after the Applicable Closing Date, and then to unpaid rent accruing prior to the Applicable Closing Date. During the twelve (12) month period following the Applicable Closing, Buyer shall use its commercially reasonable efforts to recover any rent (or other tenant charge) arrearages in respect of the period prior to the Applicable Closing Date, provided that Buyer shall not be required to incur any expenses over and above Buyer’s own regular collection expenses or commence any legal or equitable remedies in connection therewith and such efforts shall be limited to rent arrearages of not more than thirty (30) days.

(c) Leasing Costs. Each Seller shall pay all leasing commissions and Tenant Costs (as defined below) in connection with all Existing Leases entered into by such Seller prior to the Effective Date to the extent unpaid as of the Applicable Closing. Each Seller shall provide Buyer with invoices and evidence of payment of such costs or Buyer shall receive a credit for such costs at the Applicable Closing. Each Seller, with respect to its Respective Premises, shall indemnify, defend and hold Buyer harmless with respect to all installments of such leasing commissions and Tenant Costs for which such Seller is responsible under the terms of this Agreement. Each Seller shall receive a credit at the Closing for all “pro-rata” leasing commissions and Tenant Costs previously paid by Seller with respect to all new leases and renewals, extensions or expansions of the Existing Leases that are approved by Buyer pursuant to this Agreement, which approval included approval of the Tenant Costs and entered into (or, in the case of renewals, extensions and expansions, exercised) on or after the Effective Date. Buyer shall indemnify, defend and old each of Seller’s harmless with respect thereto. Sellers “pro-rata” share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Existing Lease after the Applicable Closing Date and which has as its denominator the number of months in the base term of the Existing Lease. Notwithstanding anything to the contrary and except with respect to any new leases approved by Buyer under the terms of this Agreement, to the extent that any free rent, abatements or other unexpired concessions under any Existing Leases (collectively, “Abatements”) apply to any period after the Applicable Closing Date, Buyer shall receive a credit against the Purchase Price for the amount of any such Abatements from each Seller with respect to its Respective Premises. As used in this Agreement, the phrase “Tenant Costs” shall mean, with respect to each Seller’s Respective Premises, any payments agreed to be paid by landlord under the Existing Leases to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including, without limitation, tenant improvement costs (exclusive of those described in Section 2(d) hereof) and, if the lease so provides, moving costs, design costs incurred by the tenant, lease buyout costs and similar tenant inducement costs.

(d) Other Apportionments. All operating expenses (including all charges under the Existing Agreements assumed by Buyer and other operation and maintenance expenses and other recurring costs of the Respective Premises of each Seller) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing and the number of days in the Current Billing Period from and after the Closing, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(e) Taxes.

(i) Taxes. All real estate taxes accruing and attributable to the Premises of any Seller that have been established by the applicable taxing authority prior to the Closing and all penalties and interest thereon shall be paid by such Seller at or before the Applicable Closing. Any taxes or assessments in respect of such Premises accruing and attributable to the period after the Applicable Closing shall be the responsibility of Buyer and such Seller shall have no further liability for such taxes or assessments. With respect to the Premises of each Seller, Buyer shall receive a credit against the Allocated Purchase Price paid at the Applicable Closing for all real estate taxes collected from tenants of such Seller’s Respective Property since the due date of the last installment of such taxes. In the event the real estate taxes for the year of the Applicable Closing are unknown, the tax proration shall be based upon one hundred and ten percent (110%) of such real estate taxes for the prior year and, at the request of either party, reprorated and adjusted when the tax bill for the year of Closing is received and the actual amount of real estate taxes is known.

(ii) Notwithstanding anything contained in Section 6(e)(i) above, no Seller assumes any liability for any portion of such real estate taxes that is payable directly by a tenant of any Premises to the taxing authority. Each Seller expressly reserves the right to commence and conduct, at its sole cost and expense, any tax certiorari or reduction proceedings relating to its Respective Premises in respect of the real estate tax years prior to 2008 for which it has any liability hereunder provided that each such Seller provides Buyer with copies of all communications with the applicable taxing authority. All net tax refunds and credits attributable to any period prior to the Closing which each Seller has paid or for which such Seller has given a credit to Buyer shall belong to and be the property of such Seller, provided, however, that any such refunds and credits that are the property of tenants under Existing Leases shall be promptly remitted by each Seller directly to such tenants or to Buyer for the credit of such tenants. All net tax refunds and credits attributable to any period subsequent to the Closing shall belong to and be the property of Buyer. Buyer agrees to reasonably cooperate with each Seller in all such proceedings.

(f) Intentionally Deleted.

(g) CAM Expenses. To the extent that tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Existing Lease for the “CAM Lease Year” (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of each Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Existing Lease. Five (5) days prior to Closing each Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses through such date and the amount of CAM Charges received by each Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Closing. In the event that the Seller has received CAM Charges payments in excess of its actual CAM Charges operating expenses, the Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that each Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Existing Leases provide for a “true up” at the end of the CAM Lease Year, each Seller shall be entitled to receive any deficit to the extent the Buyer has received such deficit amount from any true up with the tenant. Upon receipt by either party of any CAM Charge true up payment from a tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof.

To assist the Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, each Seller shall deliver to the Buyer at Closing records of all of the Seller’s CAM Charge expenditures.

(h) Closing Adjustments. For each Closing, the Escrow Agent shall prepare a closing statement, which Buyer and the respective Seller shall approve (the “Closing Statement”) on the basis of the Existing Leases, Existing Agreements, real estate taxes and other sources of income and expenses, and shall deliver information to Escrow Agent to include on such Closing Statement on or prior to the Applicable Closing Date. The Closing Statement and the apportionments and/or prorations reflected therein shall be based upon actual figures to the extent available. If any of the apportionments and/or prorations cannot be calculated accurately based on actual figures on the Applicable Closing Date, then (other than with respect to the determination of real estate taxes and operating expenses that shall be computed as set forth in Section 6(d) and Section 6(e) above) they shall be calculated based on Sellers’ and Buyer’s good faith estimates thereof, subject to reconciliation as hereinafter provided.

(i) Post-Closing Reconciliation. If there is an error on the Closing Statement or, if after the actual figures are available as to any items that were estimated on the Closing Statement (including, without limitation, real estate taxes that were computed in accordance with Section 6(e) above), it is determined that any actual proration or apportionment varies from the amount thereof reflected on the Applicable Closing Statement, the proration or apportionment for such item shall be adjusted based on the actual figures as soon as feasible but not later than twelve (12) months after the Closing Date. Any party owing another party a sum of money based on such subsequent proration(s) shall pay said sum to such other party within thirty (30) days of the date of such determination.

(j) Tenant Security Deposits; Prepaid Rents. At the Applicable Closing, each Seller shall deliver, or cause its property manager to deliver, to Buyer (or give Buyer a credit for), without consideration, all deposits, including, without limitation, all prepaid rentals, damage, and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under the Existing Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by each Seller to any obligations of any tenants under the Existing Leases and any interest earned thereon which by law or the terms of the Existing Leases could be required to be paid or refunded to tenants, shall be assigned to Buyer and either delivered to Buyer or, at Buyer’s option, credited to Buyer against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the tenants under the Existing Leases (to the extent the same are required to be refunded by the terms of such Existing Leases). In the event that any security deposits are in a form other than cash (the instrument constituting such security deposits shall be known as, the “Non-Cash Security Deposits”), each Seller will, at Closing cause Buyer to be named as beneficiary under the Non-Cash Security Deposits. Buyer will not receive a credit against the Purchase Price for such security deposits. In the event that Buyer cannot be named the beneficiary under the Non-Cash Security Deposits as of the Closing Date, a cash escrow equal to the amount of the Non-Cash Security Deposit will be established at the Closing until the Non-Cash Security Deposits are reissued in Buyer’s name. Prior to such time of reissue, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle the Buyer, as landlord, to draw on the Non-Cash Security Deposit.

(k) Utility Readings. Each Seller shall use reasonable efforts to obtain readings of the water and electric meters, if any, on its Respective Premises to a date no sooner than ten (10) days prior to the Applicable Closing Date. At or prior to the Applicable Closing, each Seller, with regard to its Respective Premises, shall pay all charges based upon such meter readings. However, if after reasonable efforts of any such Seller it is unable to obtain readings of any meters prior to the Applicable Closing, such Applicable Closing shall be completed without such readings and upon the obtaining thereof after Closing, such Seller shall pay the charges incurred prior to the Applicable Closing as reasonably determined by such Seller and Buyer based upon such readings.

(l) Intentionally Deleted.

(m) Survival. The provisions of this Section 6 shall survive the Closings and delivery of the Deeds.

7. Closing Costs.

(a) Buyer’s Costs. Buyer shall pay (i) the costs of its counsel, inspecting architects, engineers and other professionals and consultants, if any, hired, retained or engaged by Buyer or any affiliate of Buyer, (ii) any recording and filing fees relating to the transfer of such Seller’s Respective Property (iii) any mortgage tax, and (iv) one-half of any escrow charges imposed by the Escrow Agent, and (v) all Title Company charges and premiums incurred in connection with any mortgagee policy and endorsements.

(b) Sellers’ Costs. Each Seller, with respect to its Respective Premises, shall pay (i) the costs of its counsel and other professionals and consultants (including, without limitation, Cain Brothers), if any, hired, retained or engaged by such Seller or any affiliate of such Seller, (ii) the costs of the Surveys ordered pursuant to Section 4(b), (iii) all title Company charges and premiums incurred in connection with the owners’ policies with extended coverage in the full amount of the total consideration for each Property and endorsements, (iv) state and local transfer taxes and deed stamps, and (v) one-half of any escrow charges imposed by the Escrow Agent.

8. Assessmentss.

(a) Assessments. With respect to each Seller’s Respective Premises, Seller shall pay (or give Buyer a credit for) all unpaid installments or assessments which are assessed against the Respective Premises for periods prior to the Applicable Closing, but becoming due on or after the Applicable Closing Date in respect of assessments against any of such Premises or any part thereof for improvements, services, maintenance or other work (including any fines, interest or penalties thereon due to the non-payment thereof), and shall indemnify, defend and save the Buyer of such Premises harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom. With respect to each Seller’s Respective Premises, Seller shall pay all unpaid installments or assessments becoming due prior to the Applicable Closing Date in respect of assessments against any of such Premises or any part thereof for improvements, services, maintenance or other work (including any fines, interest or penalties thereon due to the non-payment thereof), and shall indemnify, defend and save the Buyer harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom. As used herein, the terms installments or assessments shall include any amounts levied or assessed against Seller’s Respective Premises by any entity having jurisdiction over such Premises including, without limitation, governmental entities, nongovernmental entities, condominium associations, master associations or special purpose districts or entities..

(b) Survival. The provisions of this Section 8 shall survive the Closings and delivery of the Deeds.

9. Sellers’ Representations.

(a) Representations. Each Seller hereby represents to Buyer, as of the date hereof and as of the Applicable Closing by appropriate certificate to Buyer, and as applicable to such Seller’s Respective Property, as follows:

(i) Organization and Authorization. Such Seller is duly organized and validly existing under the laws of its state of organization and has all requisite limited liability company or partnership, as applicable, power and authority to carry on its business as now conducted. Such Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by such Seller have been duly and validly authorized by all necessary action on the part of such Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which such Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

(ii) Intentionally Deleted.

(iii) No Condemnation. There are no existing or, to such Seller’s knowledge, pending condemnation proceedings affecting such Seller’s Respective Premises.

(iv) Existing Leases. To such Seller’s knowledge, (A) the information with respect to the Existing Leases set forth in Exhibit “H” hereto is true, correct and complete in all material respects and (B) neither such Seller, nor any tenant under any Existing Lease, is in default under any Existing Lease. Such Seller has not given to any tenant any written notice of default under any of the Existing Leases that remains uncured. Such Seller represents that (1) at the time of the Applicable Closing, such Seller shall have accepted no prepayment of rent or other payments under any of the Existing Leases (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Existing Leases) in advance for more than one month and no rent, prepaid rent, cash security deposit or security deposit in a form other than cash are held by such Seller, except the deposits described on Exhibit “J” and rent for the current month, (2) at the time of the Applicable Closing, such Seller shall not have terminated any of the Existing Leases by agreement with the tenant (except by reason of a default by the tenant thereunder or except for notices given to indicate the landlord’s intention not to permit the term of the lease to continue or be renewed for an additional term), (3) such Seller has or will deliver to Buyer true, correct and complete in all material respects (including all material amendments thereto) copies of all Existing Leases, (3) except as disclosed on Exhibit “H”, the Existing Leases contain no free rent period, rental concession, rental abatement or other benefit granted to tenants under the Existing Leases which extend beyond the Applicable Closing Date, (4) there are no options or rights to renew, extend or terminate the Existing Leases or expand any Existing Lease premises, except as shown in the Rent Roll and the Leases, (5) no brokerage commission or similar fee is due or unpaid by such Seller with respect to any Existing Leases, and there are no written or oral agreements that will obligate Buyer, as such Seller’s assignee, to pay any such commission or fee under any Existing Leases or extension, expansion or renewal thereof, and (6) the Existing Leases and any guaranties thereof are in full force and effect, and are subject to no defenses, setoffs or counterclaims for the benefit of the tenant’s therunder.

(v) Tenant Improvements. Each Seller (A) has paid, or shall have paid as of the Applicable Closing, all Tenant Costs incurred by such Seller on or prior to the Applicable Closing Date, including, without limitation, such costs associated with any and all tenancies for which Tenant Costs are currently in process in accordance with Section 6(c), and (B) has completed or will complete all tenant improvements to be performed in connection with the Tenant Costs incurred prior to the Applicable Closing Date, except that the tenant improvements set forth on Exhibit “D” shall be completed in accordance with Section 2(d).

(vi) Litigation. Other than as set forth on Exhibit “K”, no litigation, whether legal or administrative or in mediation or arbitration, is pending or, to Seller’s knowledge, threatened, at law or in equity, against Seller and affecting any portion of Seller’s Respective Property, and there are no judgments, decrees or orders entered on a suit or proceeding against Seller or an adverse decision which might or does affect any portion of the Seller’s Respective Property, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make invalid the transactions contemplated hereby.

(vii) Possession. Such Seller has not granted to any party any license, lease, or other right relating to the use or possession of such Seller’s Respective Premises or any part thereof, except tenants under the Existing Leases.

(viii) Purchase Rights. Except as set forth on Exhibits “E” and Exhibit “F”, such Seller has not granted to any person or entity any options or other agreements of any kind, whereby any person or entity other than Buyer will have acquired or will have any right to acquire title to all or any portion of such Seller’s Respective Premises.

(ix) Existing Agreements. Other than the Existing Agreements, such Seller has not entered into any contracts, subcontracts, arrangements, licenses, concessions, easements, or other agreements, either recorded or unrecorded, written or oral, affecting all or any portion of the Respective Property. Seller has not delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Existing Agreements. Such Seller has delivered to Buyer a true, correct and complete copy of each of the Existing Agreements (including all amendments thereto). The copies of the Existing Agreements delivered to or made available to Buyer are true, correct and complete in all material respects.

(x) Municipal Assessment/Notices. Such Seller represents to Buyer that (A) there are no outstanding unpaid municipal assessment notices against such Seller’s Respective Premises, (B) all municipal improvements that were completed between the date of such Seller’s acquisition of title to such Seller’s Respective Premises and the date hereof and with respect to which such Seller’s Respective Premises can be assessed have been paid in full and (C) it has not received any written notice from any public authority concerning the existence of any presently uncorrected violation of any ordinance, public regulation or statute of any municipal, state or federal government or agency with respect to such Seller’s Respective Premises.

(xi) Violations. To such Seller’s knowledge, there are no violations of any federal, state, local or other applicable governmental or judicial law, order, rule or regulation (including, without limitation, the U.S. Americans With Disabilities Act) relating to such Seller’s Respective Property and such Seller has not received notice from any governmental entity or instrumentality indicating that such Seller’s Respective Premises violate or fail to comply with any federal, state, local or other applicable governmental or judicial law, order, rule or regulation.

(xii) Solvency. As of the date hereof, such Seller is financially solvent, able to pay its debts as they mature and possessed of sufficient working capital to perform its obligations hereunder.

(xiii) Ground Lease. Each seller of a Ground Leased Property` represents and warrants that a true and complete copy of the Ground Lease relating to its Respective Premises has been made available to Buyer. To the knowledge of such Seller (i) there exists no default (or event, condition or act that with the giving of notice or lapse of time, or both, would become a default) of a party under such Ground Lease, (ii) such Ground Lease is in full force and effect and (iii) all rents, additional rents and sums payable pursuant to such Ground Lease that were or are due and payable have been paid. Each applicable Seller., as the lessee under a Ground Lease, is the owner of the fee simple interest in all improvements located on the real property subject to the reversionary interest of any Ground lessor, except for such furniture, fixtures and equipment owned by a tenant of such Seller.

(xiv) Sales Tax. Such Seller has timely paid all sales tax due and payable under any and all of the Existing Leases.

(xv) No Conflicts. The execution and delivery by such Seller of, and the performance of and compliance by such Seller with, the terms and provisions of this Agreement, do not (1) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, such Seller’s Articles of Organization, Operating Agreement of Partnership Agreement, as applicable, or any other agreement or instrument to which such Seller is a party or by which all or any part of each Respective Property is bound, (2) violate any restriction, requirement, covenant or condition to which all or any part of each Respective Property is bound, (3) to the knowledge of such Seller, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to such Seller or the Respective Property, (4) constitute a violation of any judgment, decree or order applicable to such Seller or specifically applicable to the Respective Property, or (5) require the consent, waiver or approval of any third party

(xvi) Compliance with Laws and Environmental Conditions. Except as previously disclosed to Buyer in those prior reports described on Exhibit “T”, such Seller has not received any written notice from any governmental or quasi-governmental authority of any violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting each Respective Property, including, without limitation, Laws relating to “Hazardous Materials”. For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances,” “toxic materials,” “hazardous waste,” “hazardous substances,” “pollutants,” or “contaminants” as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. No part of the Respective Property has been previously used by such Seller, or to the knowledge of such Seller, by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials, except as may be disclosed in those prior reports described on Exhibit “T”. Except as previously disclosed to Buyer in those prior reports described on Exhibit “T”, to the knowledge of such Seller, there are no underground storage tanks of any nature located on any of the Respective Property. Those prior reports described on Exhibit “T” are all the reports in such Seller’s possession or control dealing with environmental matters relating to the Respective Property.

(xvii) FIRPTA. Such Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

(xviii) OFAC. Such Seller is not a “Prohibited Person” (as defined below). As used herein, a “Prohibited Person” is (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”), (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac, (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC, or (v) a person or entity that is affiliated with any person or entity identified in clauses (i), (ii), (iii) and/or (iv) of this Section 9(a)(xviii).

(xix) Employees. There are no on-site employees of such Seller at the each Respective Property, and following the Closing, Buyer shall have no obligation to employ or continue to employ any individual employed by such Seller or its affiliates in connection with each Respective Property.

(xx) Intentionally Omitted.

(xxi) Personal Property. Each Seller has good title to all their Respective Personal Property and the execution and delivery to Buyer of the Bill of Sale shall vest good title to all of the Respective Personal Property in Buyer, free and clear of liens, encumbrances and adverse claims.

(xxii) Operating Statements. The operating statements for each Respective Property furnished to Buyer in connection with or pursuant to this Agreement (a) are the only operating statements for such Respective Property for the operating period to which they relate that have been prepared by or for such Seller (b) accurately reflect the financial condition of such Respective Property as of the date thereof and (c) do not fail to state any material liability, contingent or otherwise, or any other facts the omission of which would be misleading.

(xxiii) Rights. Neither such Seller nor to such Seller’s knowledge any previous owner of the Respective Property has, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights,” “excess floor area ratio,” or other rights or restrictions relating to the Respective Property except as otherwise expressly set forth in the Title Policy for the Respective Property.

(xxiv) Due Diligence Items. To such Seller’s knowledge, the Initial Due Diligence Materials provided to Buyers constitute all of the material documents, information, data, reports or written materials that are related to each Respective Property in Seller’s possession, control or known to Seller and to Seller’s knowledge, do not contain any material inaccuracies.

(xxv) Assessments. Seller represents to Buyer that (A) there are no outstanding unpaid installment or assessment notices or installments or assessments against such Seller’s Respective Premises, (B) all installments and assessments that have been levied or assessed have been paid in full, and (C) Seller has not received any written notice from any governmental entities, nongovernmental entities, condominium associations, master associations or special purpose districts concerning the existence of any presently uncorrected violation of any ordinance, public regulation, statute of any municipal, state or federal government or agency, or restriction, covenant or rule encumbering or governing such Seller’s Respective Premises. As used herein, the terms installments or assessments shall include any amounts levied or assessed against Seller’s Respective Premises by any entity having jurisdiction over such Premises including, without limitation, governmental entities, nongovernmental entities, condominium associations, master associations or special purpose districts or entities.

(b) Sellers’ Knowledge. All references in this Section 9 or elsewhere in this Agreement and/or in any other document or instrument executed by such Seller in connection with or pursuant to this Agreement to “Seller’s knowledge” or “to the knowledge of Sellers” and words of similar import shall refer solely to facts within the actual, current knowledge of Rance M. Sanders and David Baylot (the “Designated Representatives”). Seller hereby represents and warrants that the Designated Representatives have knowledge of the day-to-day operations of each of the Respective Premises, which shall not be construed to refer to the knowledge of any other employee, officer, director, shareholder or agent of any Seller or any affiliate of any Seller, and the Designated Representatives are the persons who would, in the ordinary course of their responsibilities as a principal and agent of such Seller, receive notice from other principals, agents or employees of such Seller or from other persons or entities of any of the matters described in the representations and warranties in this Agreement which are limited by the knowledge of such Seller. Notwithstanding anything to the contrary contained herein, neither Rance M. Sanders and David Baylot, nor any of their respective agents, representatives or designees shall be personally liable for any inaccuracy or breach by any Seller of the representations and warranties contained in this Section 9 and any inquiries into any matters pertaining to this Section 9.

10. Delivery of Due Diligence Documents.

(a) Sellers’ Deliveries. Each Seller, with respect to its Respective Property, shall furnish or make available to Buyer the Initial Due Diligence Materials (as defined in Section 20(c)(ii)) within its possession or control within three (3) Business Days following the execution of this Agreement.

(b) NO WARRANTY. NOTWITHSTANDING THE PROVISIONS OF THIS SECTION 10 TO THE CONTRARY, BUYER ACKNOWLEDGES AND UNDERSTANDS THAT SOME OF THE MATERIALS DELIVERED BY EACH SELLER HAVE BEEN PREPARED BY PARTIES OTHER THAN SUCH SELLER OR SUCH SELLER’S CURRENT PROPERTY MANAGER. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED BY BUYER AND DELIVERED IN CONNECTION WITH THE CLOSING, NONE OF THE SELLERS MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE COMPLETENESS, CONTENT OR ACCURACY OF THE DELIVERED MATERIALS WHICH WERE NOT PREPARED BY SUCH SELLER.

(c) Delivery of Reports. In the event that Buyer terminates this Agreement or a property is considered an Excluded Property, then Buyer shall, with respect to each Seller’s Property provide to such Seller, within five (5) Business Days following such termination or exclusion, at no cost to such Seller, copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Buyer Reports” and individually, a “Buyer Report”) prepared for Buyer in connection with its due diligence review of the Properties, including, without limitation, any and all Buyer Reports involving zoning or entitlements, structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any. The Buyer Reports will be delivered to such Seller without any representation or warranty as to the completeness or accuracy of the Buyer Reports or any other matter relating thereto.

11. Buyer Representations. Buyer hereby represents to each Seller, as of the date hereof and as of the date of the Applicable Closing relating to such Seller, as follows:

(a) Organization. Buyer is a corporation, duly organized and validly existing under the laws of the State of Virginia, and has all requisite power and authority to carry on its business as now conducted.

(b) Authorization. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has taken all necessary action to authorize and approve the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(c) Pending Litigation. No litigation, whether legal or administrative or in mediation or arbitration, is pending or, to Buyer’s knowledge, threatened, at law or in equity, against Buyer which would prevent Buyer from performing its obligations pursuant to this Agreement, and there are no judgments, decrees or orders entered on a suit or proceeding against Buyer or an adverse decision which might or does adversely affect Buyer’s ability to perform its obligations pursuant to, or the rights of any Seller under, this Agreement, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make invalid the transactions contemplated hereby.

(d) No Conflicts. To Buyer’s knowledge, the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder do not and will not conflict with or violate any federal, state or local law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Buyer, or any decision or ruling of any arbitrator to which Buyer is a party or by which Buyer is bound.

As used herein or elsewhere in this Agreement and/or in any other document or instrument executed by Buyer in connection with or pursuant to this Agreement to “Buyer’s knowledge” or “to the knowledge of Buyer” and words of similar import shall refer solely to facts within the actual (and not constructive or imputed), current knowledge of Danny Prosky, without duty of investigation or inquiry (the “Designated Representative”). Notwithstanding anything to the contrary contained herein, neither the Designated Representative, nor any of the Designated Representative’s agents, representatives or designees, shall be personally liable for any inaccuracy or breach by Buyer of the representations and warranties contained herein or elsewhere in this Agreement and/or any other document or instrument executed by Buyer in connection with our pursuant to this Agreement.

12. Conditions Precedent to Closing.

(a) Buyer shall not be obligated to close with respect to a Seller’s Respective Property under this Agreement unless such Property is not an Excluded Property and unless each of the following conditions shall be satisfied or waived by Buyer on or prior to the Applicable Closing Date with respect to such Property (each of the following, a “Buyer’s Condition” and collectively, the "Buyer’s Conditions”):

(i) Title Policy. The Title Company shall be unconditionally obligated and prepared to issue, upon payment of the title premium therefor, a title insurance policy, in current ALTA owner’s or leasehold, as applicable, extended coverage form and without creditor’s rights, arbitration and general exceptions, with respect to the Premises of such Seller in the amount of the Purchase Price allocable to such Premises in accordance with the Title Commitment subject only to the Permitted Encumbrances and otherwise as described in and in accordance with Section 4(a) of this Agreement (the “Title Policy”).

(ii) Accuracy of Representations. The representations and warranties made by the Seller of such Respective Property in this Agreement shall be true and correct in all material respects as of the Applicable Closing Date.

(iii) Compliance with Covenants. The Seller of such Respective Property shall have performed all of its other material obligations required to be performed by such Seller under this Agreement as of the Applicable Closing Date.

(iv) Consents and Approvals. The Seller of such Respective Property shall have obtained all appropriate consents and approvals necessary for consummation of the transactions contemplated by this Agreement including the Transfer Restriction Consents.

(v) Tenant Estoppel Certificates. The Sellers shall have delivered to Buyer, at least seven (7) days before the Applicable Closing, a written statement dated no more than thirty (30) days from the Applicable Closing from (A) each tenant occupying in excess of 2,000 square feet (“Required Tenants”) and (B) other tenants occupying an aggregate of no less than eighty percent (80%) of the square feet of the total rentable square footage of the Premises occupied by tenants under the Existing Leases (the “Estoppel Percentage”), in substantially the form of, and as qualified by, the form of tenant estoppel certificate set forth on Exhibit “L” attached hereto and made a part hereof (“Tenant Estoppel Certificate”). Should any of the Tenant Estoppel Certificates (i) contain a material discrepancy (as determined by Buyer in Buyer’s good faith business judgment) from the Rent Roll prepared by Seller and given to Buyer pursuant to this Agreement or from the applicable Existing Lease, (ii) disclose an alleged material breach (as determined by Buyer in Buyer’s good faith business judgment) by Seller, as landlord, under any Existing Lease, or (iii) disclose an unsatisfactory condition (as determined by Buyer in Buyer’s good faith business judgment) not discovered by Buyer during the Inspection Period, then Buyer may disapprove the Tenant Estoppel Certificates and elect to treat the Respective Premises as an Excluded Property hereunder, by giving written notice of its disapproval within three (3) Business Days after receipt of the Tenant Estoppel Certificates. If Buyer does not give written notice of its disapproval of the Tenant Estoppel Certificates within such three (3) Business Day period, then Buyer shall be deemed to have approved of the Tenant Estoppel Certificates. In determining whether the Estoppel Percentage has been satisfied, Buyer agrees not to object to (i) any non-material (as determined in Buyer’s reasonable judgment) qualifications or modifications which a tenant may make to the form of Tenant Estoppel Certificate and (ii) any modification to a Tenant Estoppel Certificate to conform it to the form of tenant estoppel the tenant is required to give under its lease. As to the twenty (20%) percent of the Premises for which Tenant Estoppel Certificates were not obtained, the Seller of each Respective Premises shall execute estoppel certificates, in substantially the form of Exhibit “L” hereto (“Landlord Estoppel Certificate”). If, after delivery of the Landlord Estoppel Certificate, a Tenant Estoppel Certificate is delivered for a tenant covered under the Landlord Estoppel Certificate, such Tenant Estoppel Certificate shall supersede and replace any statements made by landlord with respect to such tenant or the applicable lease in the Landlord Estoppel Certificate, and such Seller shall have no liability hereunder with respect to any representations or information set forth in the Landlord Estoppel Certificate with respect to such tenant. If any tenant of a Property indicates in its Tenant Estoppel Certificate that it has a claim which would entitle it to set-off the amount of the claim against rent due under its lease and the amount of such claim is ascertainable, the Seller of such Property shall give Buyer a credit against the Allocated Purchase Price in the amount of the claim or to deliver an indemnity, reasonably acceptable to Buyer, with respect thereto, in which event, Buyer may, in its sole discretion, either complete the Applicable Closing with respect to such Property and take subject to such claim or terminate this Agreement. Notwithstanding the foregoing provisions of this Section 12(a)(v), each Seller agrees to request a Tenant Estoppel Certificate from each of the tenants under the Existing Leases.

(vi) REA/Association Estoppel Certificate. Each Seller shall use commercially reasonable efforts to obtain and deliver to Buyer no later than seven (7) days prior to the Applicable Closing, estoppel certificates from all parties to or owners of property subject to any reciprocal construction, easement, operating or similar agreement affecting each Respective Property and from the declarant, architectural committee and/or association, as applicable, under any declaration of covenants, conditions or restrictions affecting each Respective Property (the "REA/Association Estoppel Certificate”), in all cases on forms provided by (or otherwise approved by) Buyer dated no more than thirty (30) days prior to the Applicable Closing. The matters certified in the REA/Association Estoppel Certificate and any modifications to the same shall be subject to Buyer’s reasonable approval. Should Seller not obtain a satisfactory REA/Association Estoppel Certificate in accordance with this Section, then Buyer may elect to treat the Respective Premises as an Excluded Property hereunder, by giving written notice to Seller prior to the Applicable Closing.

(vii) Condominium Termination. Each Seller of the Jacksonville Properties shall deliver, promptly upon the request of either the Title Company or Buyer, and without further consideration, execute, acknowledge and deliver in proper form any instruments, and take such other actions, as either the Title Company or the Buyer may request, in order to terminate the Declaration of Condominium applicable to the Jacksonville Properties.

(viii) SNDAs. The Sellers shall have delivered to Buyer, at least seven (7) days before the Applicable Closing, an original executed Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in the form set forth on Exhibit “V” attached hereto and made a part hereof dated no more than thirty (30) days from the Applicable Closing from (a) all Required Tenants and (B) other tenants occupying an aggregate of no less than eighty percent (80%) of the square feet of the total rentable square footage of the Premises occupied by tenants under the Existing Leases (the “SNDA Percentage”). Commencing promptly after Buyer’s delivery to Seller of Buyer’s and/or Buyer’s lender form SNDA, Seller agrees to request from each Existing Tenant, and to use commercially reasonable efforts, but without being required to incur any expense (other than the administrative expense customarily incurred in distributing and collecting the SNDA) to obtain executed SNDAs; provided, however, that if Seller is unable to obtain and deliver to Buyer SNDAs from the Existing Tenants in accordance with this Section 12(a)(viii), then Buyer may treat any Respective Premises as an Excluded Property under this Agreement, by giving written notice thereof to Seller prior to the Applicable Closing.

(ix) Ground Lease Estoppels. Each Seller shall use good faith, commercially reasonable efforts to obtain and deliver to Buyer a ground lessor’s estoppel certificate and agreement in the form required by Buyer’s lender (the “Ground Lease Estoppel Certificate”) from each ground lessor under the Ground Leases (the “Ground Lessor”). Said certificate shall be delivered no later than seven (7) days before the Applicable Closing and shall be dated no earlier than fifteen (15) Business Days prior to the Applicable Closing. Each Seller hereby expressly acknowledges and agrees that the obligation of each Seller of a Ground Leased Property to deliver the Ground Lease Estoppel Certificate to Buyer is a condition precedent to Buyer’s obligation to close the transaction contemplated by this Agreement and if each Seller of a Ground Leased Property does not timely deliver the Ground Lease Estoppel Certificate to Buyer, then Buyer shall have the right to treat any Respective Premises as an Excluded Property under this Agreement.

(x) Ground Lease Assignment and Consent. Each Seller shall use good faith, commercially reasonable efforts to obtain and deliver to Buyer a fully executed Assignment and Assumption of Ground Lease and Grant, Bargain and Sale of Improvements, which shall contain an attached consent executed by each Ground Lessor (“Ground Lease Assignment”) in a form mutually agreed upon between Buyer and each Seller of a Ground Lease Property. Each Seller hereby expressly acknowledges and agrees that the obligation of each Seller of a Ground Leased Property to deliver a Ground Lease Assignment to Buyer is a condition precedent to Buyer’s obligation to close the transaction contemplated by this Agreement and if each Seller of a Ground Leased Property does not timely deliver a Ground Lease Assignment to Buyer, then Buyer shall have the right to treat any Respective Premises as an Excluded Property under this Agreement.

(xi) Amendments to Ground Lease. To the extent any Ground Lease does not contain mortgagee protection language or if the existing mortgagee protection language is not sufficient to enable Buyer to mortgage any Ground Lease, the applicable Seller agrees to cooperate in good faith with Buyer and use commercially reasonable efforts to obtaining an amendment to the Ground Lease that will enable Buyer to mortgage the Ground Lease. Seller hereby expressly acknowledges and agrees that if any Ground Lease does not contain mortgagee protection language sufficient to enable Buyer to mortgage the Ground Lease upon the Applicable Closing Date, then Buyer shall have the right to treat any Respective Premises as an Excluded Property under this Agreement.

(xii) Management and Employment Agreements. Unless Seller receives notice from Buyer at least thirty (30) days prior to the Closing, effective as of the Closing, all management agreements and employment agreements affecting the Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

(xiii) Non-Cash Security Deposits. All Non-Cash Security Deposits, if any, must be reissued in Buyer’s name as of the Closing or else a cash escrow equal to all Non-Cash Security Deposits must be established at the Closing until all Non-Cash Security Deposits are reissued in Buyer’s name. Prior to such time as all Non-Cash Security Deposits are reissued, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle the Buyer, as landlord, to draw on the Non-Cash Security Deposits. The provisions of this section shall survive the Closing.

(xiv) Bankruptcy. As of the Closing, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(xv) No Default. Seller shall not be in default hereunder.

(xvi) Phase II Report. Buyer shall receive a Phase II Environmental Report with respect to the Jacksonville Properties and such Phase II Report shall neither (a) disclose any violation of applicable Laws noted or issued by any governmental authority having jurisdiction over or affecting such Properties relating to Hazardous Materials nor (b) be deemed unacceptable to Buyer’s lender. Buyer has ordered such report prior to the Effective Date.

(xvii) Board Approval. Notwithstanding anything to the contrary contained in this Agreement, Buyer’s obligation to purchase the Properties is conditioned upon the approval by Buyer’s board of directors, which approval may be given or denied in its sole and absolute discretion. In the event such approval is given, Buyer shall give written notice thereof to Seller no later than the Effective Date (the “Buyer Approval Notice”). If Buyer fails to deliver the Buyer Approval Notice to Seller, then such approval shall be deemed to have been denied, this Agreement shall terminate and Seller and Buyer shall thereupon be discharged from any further liability to the other arising from this Agreement (except with respect to provisions of this Agreement which recite that they survive termination).

(xviii) Overland Park Leasing Obligations. TST Overland, as landlord, and Overland Park Regional Medical Center, as tenant, shall fully execute a valid lease for (A) the entire fourth floor of the building located on the Overland Park Property (the “Overland Park Building”) for a term of at least ten (10) years with an initial base rent of no less than $24.25 per [rentable] square foot and three percent (3%) annual base rent increases, and (B) Suite 350 located on the third floor of the Overland Park Building for a term of at least five (5) years with an initial base rent of no less than $22.50 per [rentable] square foot and 3% annual base rent increases (collectively, the “Overland Park Leases”). Notwithstanding the above, TST Overland hereby agrees to use Buyer’s form of lease, negotiate the Overland Park Leases with input from Buyer and obtain Buyer’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, prior to executing the Overland Park Leases.

(b) With respect to its Respective Property, a Seller shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived by such Seller prior to the Applicable Closing Date:

(i) Accuracy of Representations. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Applicable Closing Date; and

(ii) No Default. Buyer shall not be in default hereunder.

13. Loan Assumption. On or before the expiration of the Title Review Period, Buyer shall elect to either (a) assume all of such Seller’s right, title and interest in, and all of such Seller’s obligations and liabilities under, that certain existing mortgage loan to TST Jacksonville by Wells Fargo Bank, N.A., as Trustee (“Lender”), in the approximate amount of $7,000,000 (“Existing Loan”) in the form of a loan assumption or transfer (“Loan Assignment”) pursuant to the "Assumption Agreement” (defined below) or (ii) defease the Existing Loan. The parties acknowledge that the Loan Assignment is subject to Lender’s approval and agree to use commercially reasonable efforts to obtain the consent of Lender to such assumption, and the principal amount of the Loan assumed shall be applied as a credit to the Purchase Price. Seller shall provide to Buyer, within three (3) Business Days after the Effective Date, a complete loan transcript containing copies of all loan documents, title policies, surveys and other documents executed or prepared in connection with the Existing Loan to be assumed or defeased by Buyer hereunder (“Existing Loan Documents”). Within three (3) Business Days after Buyer’s election to either assume or defease the Existing Loan, the applicable Seller shall contact Lender and notify Lender such election and of the conveyance of the Property to Buyer. Buyer and Seller shall reasonably cooperate with each other and Lender in expediting the Loan Assignment or defeasance approval process. Buyer shall promptly furnish all information and pay all amounts reasonably requested by Lender in connection therewith and shall cooperate with Seller in Seller’s direct communication with Lender. Buyer shall pay any processing fees and expenses and any assumption fee (or any fees and expenses incurred in connection with prepayment or defeasance of the Existing Loan in the event that Buyer elects not to assume such Existing Loan) imposed by Lender when due. In connection with the Loan Assignment, the parties will endeavor in good faith to fully negotiate an assumption agreement in form and substance satisfactory to Buyer and Lender (the “Assumption Agreement”) including:

(a) The consent and agreement of Lender to: (i) the conveyance of the Seller’s Respective Property by applicable Seller to Buyer, (ii) an assumption by Buyer of all obligations and liabilities of such Seller under or with respect to the Existing Loan that relate to events that occur on or after the Applicable Closing Date, (iii) a release of such Seller from all obligations and liabilities with respect to the Existing Loan that relate to events that occur on or after the Applicable Closing Date, (iv) Seller’s assignment to Buyer, and Buyer’s acceptance and assumption, of the escrowed sums, and (v) the deletion of any “other indebtedness”, “cross-default”, “cross-collateralization” or other provision that is unacceptable to Buyer in Buyer’s reasonable discretion; and

(b) An estoppel from Lender stating (i) that the Existing Loan Documents constitute all of the documents that evidence, secure or relate to the Existing Loan, (ii) that Lender is the owner and holder of the Existing Loan Documents, (iii) that there is no uncured breach or default by the applicable Seller nor any event or circumstance that may result in a default under the Existing Loan Documents, (iv) the unpaid principal balance on the Existing Loan as of the Applicable Closing Date (which is approximately $7,000,000) and the date through which all payments due under the Existing Loan Documents have been paid, (v) the amount of all escrowed sums as of the Applicable Closing Date, (vi) that there are no overdue installments of interest or principal under the Existing Loan Documents, and (vii) that the Existing Loan Documents are in full force and effect.

In the event that the Loan Assumption or defeasance, as applicable, is not completed by the Closing Date, Buyer and Sellers agree that the Closing Date for the Jacksonville Properties shall be extended for such time as shall reasonably be necessary to either (i) complete the Loan Assumption or (ii) defease or prepay the Existing Loan.

14. Deliveries at Closing.

(a) Sellers’ Deliveries. One Business Day prior to the Applicable Closing Date (or such other specifically noted time period), each Seller shall deliver to Buyer or, at Buyer’s direction, to the Title Company, the following:

(i) Deed. A “special” warranty deed with respect to such Seller’s Respective Premises, duly executed and notarized, conveying good, marketable and insurable fee simple title to such Seller’s Respective Premises, subject only to the Permitted Encumbrances in a form reasonably acceptable to Buyer.

(ii) Bill of Sale. A duly executed “limited” or “special” bill of sale with respect to such Seller’s Respective Personal Property, if any, in substantially the form attached hereto as Exhibit “M” (the “Bill of Sale”).

(iii) General Assignment and Assumption Agreement. A duly executed general assignment and assumption agreement with respect to the Existing Leases and Existing Agreements in substantially the form of Exhibit “N” attached hereto (the “General Assignment and Assumption Agreement”).

(iv) Existing Leases. A list of Existing Leases with respect to the Premises in substantially the form of Exhibit “H” attached hereto, certified, to such Seller’s knowledge, as true and correct in all material respects.

(v) Seller’s Affidavit. A duly executed seller’s affidavit with respect to such Seller’s Respective Premises in substantially the form of Exhibit “O” attached hereto and such other affidavits as required by the Title Company to delete the so-called standard exceptions and to delete the “gap”.

(vi) Authority Documents. An authorizing resolution, an incumbency certificate and such other documents as may be reasonably necessary to evidence the authority and capacity of such Seller to enter into the transactions contemplated hereby applicable to such Seller and the authority of the signatory for such Seller to execute documents on behalf of such Seller.

(vii) Non-Foreign Affidavit. A duly executed affidavit, with respect to such Seller’s Respective Premises, in the form attached hereto as Exhibit “P” with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended, and the regulations issued thereunder).

(viii) Estoppel Certificates. The Tenant Estoppel Certificates delivered in accordance with Section 12(a)(v) above.

(ix) REA/Association Estoppel Certificate. A duly executed REA/Association Estoppel Certificate delivered in accordance with Section 12(a)(vi) above.

(x) Condo Estoppel Certificate. A duly executed Condo Estoppel Certificate delivered in accordance with Section 12(a)(vii) above.

(xi) SNDAs. Duly executed SNDAs delivered in accordance with Section 12(a)(viii) above.

(xii) Ground Lease Estoppel. A duly executed Ground Lease Estoppel delivered in accordance with Section 12(a)(ix) above.

(xiii) Ground Lease Assignment. A Ground Lease Assignment delivered in accordance with Section 12(a)(x) above for all Ground Leased Properties, duly executed and notarized, conveying good, marketable and insurable leasehold interest to the Ground Leases and fee interest for a period of time under the provisions of the Ground Leases in all Improvements located on the Ground Leased Properties.

(xiv) Transfer Restriction Consent. A duly executed Transfer Restriction Consent delivered in accordance with Section 4(h) above.

(xv) Tenant Notices. Written notice from such Seller to each tenant of such Seller’s Respective Premises under the Existing Leases in substantially the form attached hereto as Exhibit “Q”.

(xvi) Possession and Keys. Possession of such Seller’s Respective Premises free and clear of all parties in possession except tenants under the Existing Leases, and (to the extent in such Seller’s possession or control or the possession or control of such Seller’s property manager) all keys, codes and other security devices for each parcel of such Seller’s Respective Property.

(xvii) Books and Records. Copies (to the extent in Seller’s possession or control or the possession or control of such Seller’s property manager) of all books and records reasonably required for the orderly transition of operation of such Seller’s Respective Premises.

(xviii) Original Documents. The originals (to the extent in such Seller’s possession or control or the possession or control of such Seller’s property manager) or, if unavailable, copies certified, to Seller’s knowledge, to be true, correct and complete in all material respects, of all Existing Leases and the Existing Agreements and (to the extent in such Seller’s possession or control or the possession or control of such Seller’s property manager) copies of as-built plans and specifications for the improvements at the Seller’s Respective Premises, permits, licenses and other agreements and approvals relating to the maintenance and operation of such Seller’s Respective Property.

Location at such Seller’s Respective Premises on the date of the Applicable Closing of any of the materials referred to in subsections (xii) and (xiii) of this Section 14(a) shall be deemed delivery to Buyer.

(xix) Other Documents. Any other documents which Seller is obligated to deliver to Buyer pursuant to this Agreement, that may be requested by the Title Company in order to issue the Title Policies or as may reasonably be required to carry out the terms and intent of this Agreement.

(b) Buyer’s Deliveries. One Business Day prior to the Applicable Closing Date (or such other specifically noted time period), Buyer will deliver to each Seller, as applicable, or, at such Seller’s direction, to the Title Company, the following:

(i) General Assignment and Assumption Agreement. At each Closing, a General Assignment and Assumption Agreement, applicable to the Sellers conveying Property at such Closing, duly executed.

(ii) Ground Lease Assignment. At Closing of the Ground Leased Properties, the Ground Lease Assignments.

(iii) Authority Documents. An authorizing resolution, an incumbency certificate, and such other documents as may be reasonably necessary to evidence the authority and capacity of Buyer to enter into the transactions contemplated hereby applicable to Buyer and the authority of the signatory for Buyer to execute documents on behalf of Buyer.

(iv) Purchase Price. The Allocated Purchase Price after credit for the Deposit and any other credits to which Buyer is entitled pursuant to this Agreement.

(v) Other Documents. Any other documents which Buyer is obligated to deliver to such Seller pursuant to this Agreement, that may be requested by the Title Company in order to issue the Title Policies, or as may reasonably be required to carry out the terms and intent of this Agreement.

(c) Defeasance. The parties recognize and acknowledge that Buyer has the option to defease the Existing Loan and that in accordance with customary defeasance practice (and depending on the defeasance manager) will require that all of the closing documents be delivered to the Title Company either one or two Business Days prior the Applicable Closing Date. Accordingly, if Buyer decides to defease the Existing Loan, the parties hereby represent and warrant to cooperate in good faith to effectuate the defeasance, including, without limitation, modifying the dates by which the parties are obligated to deliver their respective closing documents and complete prorations.

15. Default.

(a) Buyer Default. If Buyer defaults under this Agreement at or prior to the Applicable Closing Date by failing to complete the Applicable Closing in accordance with the terms of this Agreement or in any other material respect which remains uncured after five (5) days written notice from Seller to Buyer identifying such default, then if such default relates to a particular Seller’s Property, the portion of the Deposit relating to such Property shall immediately be paid to the Seller of such Property thereof by the Escrow Agent. The amounts received by such Seller shall be retained by it as liquidated damages and not as a penalty. The retention of such amounts shall be such Seller’s sole remedy in the event of Buyer’s default at or prior to the Applicable Closing Date, and such Seller in such event hereby waives any right, unless the Applicable Closing is completed, to recover the balance of the Allocated Purchase Price. Each Seller and Buyer agree that the actual damages to such Seller in the event of such breach are impractical to ascertain as of the date of this Agreement and the amounts to be paid to such Seller hereunder is a reasonable estimate thereof. Upon payment of the sums provided in this Section 15(a) to such Seller as liquidated damages, such Seller’s Property shall become Excluded Property hereunder. If Buyer’s default does not relate to a particular Seller’s Property then the foregoing shall apply to each and every Seller with respect to its Property and this Agreement shall, upon the payments by Buyer to Seller specified herein, be terminated in full. The foregoing notwithstanding, no right to cure shall extend the Applicable Closing Date.

(b) Sellers’ Default. If the sale of such Premises is not consummated because of a default under this Agreement on the part of one or more Sellers which remains uncured after five (5) days written notice from Buyer to Seller identifying such default and Buyer is ready, willing and able to close, Buyer may either (i) elect to treat such Seller(s) Property(ies) as Excluded Property hereunder, (ii) terminate this Agreement with respect to all Properties, or (iii) seek to obtain specific performance of such Seller’s obligations hereunder, provided appropriate proceedings are promptly commenced by Buyer and prosecuted with diligence and continuity. In addition, Seller shall reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses incurred in connection with this transaction up to the amount of $100,000. The foregoing notwithstanding, no right to cure shall extend the Applicable Closing Date.

16. Notices; Computation of Periods.

(a) Notices. All notices given by any party to another shall be in writing and shall be sent either (i) by prepaid nationally recognized overnight courier service for next Business Day (defined in Section 16(b)) delivery, addressed to the other party at the following addresses listed below or (ii) via telecopier or facsimile transmission to the facsimile numbers listed below; provided, however, that if such communication is given via telecopier or facsimile transmission, an original counterpart of such communication shall concurrently be sent in the manner specified in Section 16(a)(i) above. Addresses and facsimile numbers of the parties are as follows:

As to Buyer:

Triple Net Properties, LLC
1551 North Tustin Avenue
Suite 650
Santa Ana, California 92705
Attn: Mr. Danny Prosky
Phone: (714) 836-5263
Fax: (714) 667-6860
E-Mail: dprosky@1031nnn.com

with a copy at the same time to:

Cox, Castle & Nicholson, LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Attn: Joseph E. Magri, Esq.
Phone: (310) 284-2262
Fax: (310) 277-7889
E-Mail: jmagri@coxcastle.com

and

As to Sellers:

The Sanders Trust, LLC
1000 Urban Center Drive, Suite 675
Birmingham, Alabama 35242
Attention: David M. Baylot
Phone: (205)298-0809
Fax: (205) 298-0810
E-Mail: dbaylot@sanderstrust.com

with a copy at the same time to:

Wallace, Jordan, Ratliff and Brandt, LLC
800 Shades Creek Parkway, Suite 400
Birmingham, Alabama 35209
Attention: Michael J. Brandt
Phone: (205) 870-0555
Fax: (205) 871-7534
E-Mail: mb@wallacejordan.com

As to Escrow Agent:

LandAmerica Commercial Services
915 Wilshire Blvd, Suite 2100
Los Angeles, CA 90017
Attn: Lois McCauley
Phone: (213) 330-3025
Fax: (213) 330-3099
E-Mail: lmccauley@landam.com

As to Title Company

LandAmerica Commercial Services
915 Wilshire Blvd, Suite 2100
Los Angeles, CA 90017
Attn: Laura Peters
Phone: (213) 330-3037
Fax: (213) 330-3116
E-Mail: lpeters@landam.com

or to such other address as the respective parties may hereafter designate by notice in writing in the manner specified above. Any notice may be given on behalf of any party by its counsel. Notices given in the manner aforesaid shall be deemed sufficiently served or given for all purposes under this Agreement upon actual receipt (including receipt of a facsimile copy, but only if an original of such facsimile is properly sent by overnight courier as provided above) or refusal by the addressee.

(b) Computation of Periods. If the final day of any period of time in any provision of this Agreement falls on a Saturday, Sunday, Monday or a holiday observed by federally insured banks in the State of California, Alabama, or Florida or by the United States Postal Service, then, the time of such period shall be extended to the next day which is not a Saturday, Sunday, Monday or holiday (a “Business Day”). Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period is so computed is to be included, unless such last day is not a Business Day in which event the period shall run until the end of the next day which is a Business Day.

17. Fire or Other Casualty.

(a) Condition of Premises. The Respective Premises shall be conveyed to Buyer in the same condition as on the date of this Agreement, ordinary wear and tear excepted, free of all tenancies or occupancies except the Existing Leases (or hereafter approved by Buyer in writing). No Seller shall remove anything from the Respective Premises between the date of this Agreement and Applicable Closing.

(b) Fire or Other Casualty. In the event that any Respective Premises is damaged or destroyed by fire or other casualty prior to the Applicable Closing, Seller shall repair and restore the Respective Premises to the same condition as before the fire or casualty, and the closing shall be deferred for up to forty-five (45) days to permit such repair and restoration. If Seller is unable to repair and restore within such forty-five (45) day period to Buyer’s satisfaction, then Buyer shall have the option of: (i) extending the forty-five (45) day period for up to forty-five (45) days, (ii) treating the Respective Premises as an Excluded Property, or (iii) proceeding with the Applicable Closing, in which case Seller’s interest in all proceeds of insurance, including, without limitation, all rental interruption insurance, payable by reason of such casualty shall be assigned to Buyer as of the Applicable Closing Date or credited to Buyer if previously received by Seller, and Buyer shall receive a credit toward the Purchase Price for any cost of repair and/or restoration not covered by such insurance (whether by reason of insurance deductible, co-insurance, uninsured casualty or otherwise).

18. Condemnation. Upon receipt of an offer or any notice or communication from any governmental or quasi-governmental body seeking to take under its power of eminent domain all or any portion of any Respective Premises, such Seller shall promptly notify Buyer of the receipt of same and shall send such communication, or a copy of it, to Buyer. Upon receipt of such notice, Buyer shall have the right to (i) treat such Respective Premises as an Excluded Property or (ii) rescind this Agreement by delivery of written notice to Seller within sixty (60) days of Buyer’s receipt of the communication from such Seller. In the event Buyer elects to rescind, then Buyer shall receive a refund of the Deposit, in which case both parties shall be relieved of all further obligations under this Agreement. In the event Buyer elects not to rescind, then Buyer shall be entitled to all condemnation awards and settlements. Seller and Buyer agree to cooperate with each other to obtain the highest and best price for the condemned property

19. Assignability.

(a) Assignments Prohibited. Prior to completing all of the Closings contemplated hereunder, Buyer may not assign or suffer an assignment of this Agreement and/or its rights under this Agreement, without the prior written consent of Sellers, which consent Sellers shall not unreasonably withhold, condition or delay. Notwithstanding the foregoing, the consent of Sellers shall not be required in respect of an assignment of the Buyer’s interest under this Agreement to an entity or entities wholly-owned and/or controlled by Buyer or its parents, affiliates or its other subsidiaries or a publicly registered company or the subsidiary of a publicly registered company that is managed by, sponsored by or under common control with Buyer or Buyer’s principals. No such assignment shall be effective, however, unless and until Buyer shall have furnished to Sellers an executed copy of the assignment. In no event shall Buyer be relieved of any liability hereunder by reason of an assignment of its rights hereunder and the express terms of any assignment by Buyer shall reaffirm Buyer’s obligations hereunder. Seller acknowledges that Buyer shall have the right, without assigning this Agreement, to cause Seller to grant title to the Property to up to thirty-five (35) tenants-in-common (the “Nominees”) in lieu of granting title to the Property to Buyer, provided that (i) Buyer notifies Seller, in writing, at least five (5) business days prior to the Closing Date that Buyer wishes to cause Seller to grant title to the Property to the Nominees, along with the names of the Nominees and any other information reasonably required by Seller to prepare and complete the Deed and any other closing documents to reflect the vesting of title to the Property in the Nominees, (ii) there is no additional cost, liability or expense incurred by Seller in connection therewith, (iii) the Closing Date is not delayed in connection therewith, and (iv) Buyer agrees to and hereby does indemnify and hold Seller harmless from and against any and all liability, damage, and cost, including reasonably attorneys’ fees, incurred by Seller by virtue of Seller’s granting of title to the Property to the Nominees. Seller further acknowledges that it has been advised that Buyer may assign this Agreement to a publicly registered company or the subsidiary of a publicly registered company that is managed by, sponsored by or under common control with Buyer or Buyer’s principals and that in such event the assignee will be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following: (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period; (viii) check register for the three (3) months following the Audited Year and Stub Period; (ix) the Lease and five (5) year lease schedules, to the extent applicable; (x) copies of all insurance documentation for the Audited Year and Stub Period; (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period; and (xii) a signed representation letter in the form attached hereto as Exhibit “W”. Buyer acknowledges that any Audit prepared hereunder shall not cause or be considered an extension of the Inspection Period. The provisions of the foregoing three (3) sentences shall survive the Closing.

(b) Prohibited Assignments. Notwithstanding the foregoing provisions of Section 19(a), Buyer shall have no right, under any circumstances, to assign this Agreement (i) to any entity owned or controlled by an employee benefit plan if any Seller’s sale of its Respective Premises to such entity would, in the reasonable judgment of such Seller or such Seller’s counsel, either create, otherwise cause, or raise a material question as to whether it would create or otherwise cause, a “prohibited transaction” under ERISA or (ii) to any person, or to any entity which has as a direct or indirect owner or partial owner a person with a criminal record, currently under a criminal indictment or who is not of good moral character.

(c) Successors and Assigns. Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of each of Sellers and of Buyer.

20. Inspections/Inspection Periods.

(a) Right to Inspect. With respect to each Seller’s Respective Property, Buyer, and Buyer’s agents and representatives, have had the right, prior to the execution of this Agreement, to enter upon any or all of the Premises of such Seller for the purpose of conducting visual inspections of such Seller’s Property, testing machinery and equipment, taking measurements, making surveys and generally for the reasonable ascertainment of matters relating to such Seller’s Property, and Buyer has completed such inspections prior to the Effective Date. Notwithstanding the foregoing, buyer shall have the right to enter upon the Premises owned by TST Jacksonville and TST El Paso for the purpose of completing the Phase II Environmental Report described in paragraph 12(xvi); provided, however, that Buyer shall (i) give the Seller of such Premises reasonable prior written notice of the time and place of such entry, in order to permit a representative of such Seller to accompany Buyer; (ii) not unreasonably interfere with the operations of such Premises or the rights or operations of any tenant thereof; (iii) restore such Premises or any adjacent property (or any damage thereto) caused by such actions to its condition prior to any such entry in the event that Buyer elects to terminate this Agreement prior to the end of the Inspection Period; (iv) indemnify, defend and save such Seller and, as the case may be, its members, partners, trustees, shareholders, directors, officers, employees and agents harmless of and from any and all claims and/or liabilities which such Seller and its members, partners, trustees, shareholders, directors, officers, employees and agents may suffer or be subject by reason of or in any manner relating to such entry and such activities, including, without limitation, any claims by tenants and/or invitees of the such Premises; (v) not enter into any tenant’s leased premises or communicate with any tenant unless accompanied by such Seller or such Seller’s agent in each instance; (vi) prior to entry onto the Premises, furnish such Seller with a certificate of general liability and property damage insurance maintained by Buyer with single occurrence coverage of at least One Million Dollars ($1,000,000), and aggregate coverage of Two Million Dollars ($2,000,000), and naming such Seller as an additional insured; and (vii) not conduct any environmental investigations or testing or any inspection which would materially alter the physical condition of such Seller’s premises. All inspection rights under this Section 20(a) shall be subject to the rights of tenants under the Existing Leases.

(b) No Liens Permitted. Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of any Seller, express or implied by inference or otherwise, to any party for the performance of any labor or the furnishing of any materials to such Seller’s Respective Premises or any part thereof, nor as giving Buyer any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any liens against such Seller’s Respective Premises or any part thereof. Buyer agrees to promptly cause the removal of, and indemnify, defend and hold each Seller harmless with respect to, any mechanic’s or similar lien filed against the such Seller’s Respective Premises or any part thereof by any party performing any labor or services at the such Seller’s Respective Premises or supplying any materials to such Seller’s Respective Premises at Buyer’s request.

(c) Definitions. As used in this Agreement, the following terms have the meaning ascribed to such term below:

(i) “Inspection Period” means, with respect to each Seller’s Respective Property, that period commencing the parties execution of a letter of intent on November 13, 2007, and ending on the Effective Date.

(ii) “Initial Due Diligence Materials” means, with respect to each Property, the following: (A) a copy of Seller’s existing title insurance policies for the Premises and all exception documents identified therein in Seller’s possession or control, (B) a copy of Seller’s existing surveys for each Property, (C) the Existing Leases executed on or before the Effective Date, (D) a copy of all environmental reports in the possession of, or controlled by Seller, for each of the Properties, (E) a copy of all geo-tech reports in the possession of, or controlled by, the Seller of such Property, (F) property level financial statements for the preceding twelve (12) calendar month periods ending December 31, 2004, December 31, 2005 and December 31, 2006 and for the year-to-date through September 30, 2007, (G) any capital expenditure budgets existing on the Effective Date, (H) for any of the Properties that are part of a condominium governed by Chapter 718, Florida Statutes, all documents required to create, form, operate or maintain such Properties as a condominium including, without limitation, declaration(s) of condominium, articles of incorporation for the applicable condominium association(s), bylaws of the applicable condominium association(s), rules, if any, of the applicable condominium association(s), and financial information required by Florida Statutes Section 718.111, (I) for any of the Properties that are part of a condominium governed by Chapter 718, Florida Statutes, any and all documents that are or may come into the control or possession of the Seller as the “Developer” of such Properties including, without limitation any and all documents required under Florida Statutes Section 718.111(12), Florida Statutes Section 718.302, and Part VI of Chapter 718, Florida Statutes, (J) for any of the Properties that are subject to a set of covenants, conditions or restrictions recorded in the public records of the county where such Properties are located that obligate the owner of such Properties to pay assessments and become a member of a property owners association, copies of the covenants, conditions or restrictions, copies of any amendments thereto, copies of the current articles of incorporation for any property owners association(s), copies of the current bylaws of any property owners association(s), copies of the current budget for any property owners association(s), and copies of any other documents, whether recorded or otherwise, which govern or impact the use of such Properties, and (K) any additional information described on Exhibit U hereto.

(iii) “Property Information” means that information provided to Buyer prior to the execution hereof, including, without limiting the foregoing, the information contained in the The Sanders Trust Medical Office Portfolio – Confidential Offering Memorandum dated May 18, 2007 (the “Offering Memorandum”) and the offering update letter dated October 18, 2007 prepared by Cain Brothers receipt of which is hereby acknowledged by Buyer.

(d) No Shop. During the Inspection Period, the Sellers shall not seek or negotiate a sale of the Properties to any party other than Buyer.

21. Brokers. Each of Sellers, on one hand, and Buyer, on the other, represents and warrants to the other that it has dealt with no broker or other intermediary in connection with this transaction other than Cain Brothers (as engaged by Sellers as a financial advisor) (the “Disclosed Advisor”). If any broker or other intermediary other than the Disclosed Advisor claims to be entitled to a fee or commission by reason of having dealt with any Seller or Buyer in connection with this transaction, or having introduced any or all of the Premises to Buyer for sale, or having been the inducing cause to the sale, the party with whom such broker claims to have dealt shall indemnify, defend and save harmless the other party of and from any claim for commission or compensation by such broker or other intermediary. Each Seller agrees to pay, pursuant to a separate agreement between such Seller and the Disclosed Advisor, any commission payable to the Disclosed Advisor in connection herewith if, as and when each Closing occurs from the proceeds of the Purchase Price deposited by Buyer, and shall indemnify, defend and hold Buyer harmless with respect thereto. This Section 21 shall survive the termination of this Agreement and/or the Closings and delivery of the Deeds.

22. CONDITION OF PREMISES.

(a) NO WARRANTIES. THE ENTIRE AGREEMENT AMONG THE SELLERS AND BUYER WITH RESPECT TO THE PREMISES AND THE PERSONAL PROPERTY AND THE SALE THEREOF IS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DEPOSIT ESCROW AGREEMENT. THE PARTIES ARE NOT BOUND BY ANY AGREEMENTS, UNDERSTANDINGS, PROVISIONS, CONDITIONS, REPRESENTATIONS OR WARRANTIES (WHETHER WRITTEN OR ORAL AND WHETHER MADE BY ANY SELLER OR ANY AGENT, EMPLOYEE OR PRINCIPAL OF ANY SELLER OR ANY OTHER PARTY) OTHER THAN AS ARE EXPRESSLY SET FORTH AND STIPULATED IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED BY SELLER AND DELIVERED IN CONNECTION WITH THE CLOSING. WITHOUT IN ANY MANNER LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES HAVE FULLY INSPECTED THE PREMISES, THE PERSONAL PROPERTY, THE EXISTING LEASES AND EXISTING AGREEMENTS, OR WILL BE PROVIDED WITH AN ADEQUATE OPPORTUNITY TO DO SO, ARE OR WILL BE FULLY FAMILIAR WITH THE FINANCIAL AND PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION THEREOF, AND THAT THE PREMISES, THE PERSONAL PROPERTY, THE EXISTING LEASES AND EXISTING AGREEMENTS HAVE BEEN OR WILL BE PURCHASED BY BUYER IN AN “AS IS” AND “WHERE IS” CONDITION AND WITH ALL EXISTING DEFECTS (PATENT AND LATENT) AS A RESULT OF SUCH INSPECTIONS AND INVESTIGATIONS AND NOT IN RELIANCE ON ANY AGREEMENT, UNDERSTANDING, CONDITION, WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR REPRESENTATION MADE BY ANY SELLER OR ANY AGENT, EMPLOYEE OR PRINCIPAL OF ANY SELLER OR ANY OTHER PARTY (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED BY BUYER AND DELIVERED IN CONNECTION WITH THE CLOSING) AS TO THE FINANCIAL OR PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION OF THE PREMISES OR THE PERSONAL PROPERTY OR THE AREAS SURROUNDING THE PREMISES, OR AS TO ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS TO ANY PERMITTED USE THEREOF, THE ZONING CLASSIFICATION THEREOF OR COMPLIANCE THEREOF WITH FEDERAL, STATE OR LOCAL LAWS, AS TO THE INCOME OR EXPENSE IN CONNECTION THEREWITH, OR AS TO ANY OTHER MATTER IN CONNECTION THEREWITH. BUYER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY ELSEWHERE PROVIDED IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED BY SELLER AND DELIVERED IN CONNECTION WITH THE CLOSING, NONE OF THE SELLERS, NOR ANY AGENT OR EMPLOYEE OF ANY OR ALL OF SELLERS, NOR ANY OTHER PARTY ACTING ON BEHALF OF ANY OR ALL SELLERS HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY SUCH AGREEMENT, CONDITION, REPRESENTATION OR WARRANTY EITHER EXPRESSED OR IMPLIED AND THAT BUYER ASSUMES THE RISK THAT ADVERSE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATION. THIS SECTION SHALL SURVIVE THE CLOSINGS AND DELIVERY OF THE DEEDS, AND SHALL BE DEEMED INCORPORATED BY REFERENCE AND MADE A PART OF ALL DOCUMENTS DELIVERED BY EACH OF SELLERS TO BUYER IN CONNECTION WITH THE SALE OF THE PREMISES AND THE PERSONAL PROPERTY.

(b) CHANGE OF CONDITIONS. SUBJECT TO SELLERS’ OBLIGATIONS UNDER SECTION 22(d) BELOW, BUYER SHALL ACCEPT THE PREMISES AND THE PERSONAL PROPERTY AT THE TIME OF APPLICABLE CLOSING IN THE SAME CONDITION AS THE SAME ARE AS OF THE DATE OF THIS AGREEMENT, AS SUCH CONDITION SHALL HAVE CHANGED BY REASON OF WEAR AND TEAR AND, SUBJECT TO SECTION 17 HEREOF, DAMAGE BY FIRE OR OTHER CASUALTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUT SUBJECT TO SECTION 17 HEREOF, BUYER SPECIFICALLY ACKNOWLEDGES THAT THE FACT THAT ANY PORTION OF THE PREMISES OR THE PERSONAL PROPERTY OR ANY EQUIPMENT OR MACHINERY THEREIN OR ANY PART THEREOF MAY NOT BE IN WORKING ORDER OR CONDITION AT THE CLOSING DATES BY REASON OF WEAR AND TEAR OR DAMAGE BY FIRE OR OTHER CASUALTY, OR BY REASON OF ITS PRESENT CONDITION, SHALL NOT RELIEVE BUYER OF ITS OBLIGATION TO COMPLETE THE CLOSINGS UNDER THIS AGREEMENT AND PAY THE FULL PURCHASE PRICE. EXCEPT AS PROVIDED IN SECTION 22(d) BELOW, SELLERS HAVE NO OBLIGATION TO MAKE ANY REPAIRS OR REPLACEMENTS REQUIRED BY REASON OF WEAR AND TEAR OR FIRE OR OTHER CASUALTY, BUT MAY, AT THEIR OPTION AND THEIR COST, MAKE ANY SUCH REPAIRS AND REPLACEMENTS PRIOR TO THE APPLICABLE CLOSING DATE.

(c) Condition of Delivery. Sellers have no obligation to deliver the Premises in a “broom clean” condition, and at the Closings Sellers may leave in the Premises all items of personal property and equipment, partitions and debris as are now presently therein.

(d) Seller Repairs. Between the date of the execution of this Agreement and the Applicable Closing Date, each Seller shall perform all (i) customary ordinary repairs to the Premises and the Personal Property as Seller has customarily previously performed to maintain them in substantially the same condition as they are as of the date of this Agreement, as said condition shall be changed by wear and tear, damage by fire or other casualty, or vandalism and (ii) scheduled and budgeted maintenance on the Premises and the Personal Property. Notwithstanding the foregoing, such Seller shall have no obligation to make any structural or extraordinary repairs, except as set forth in Section 17 of this Agreement, or capital improvements between the date of this Agreement and Applicable Closing.

(e) RELEASE. WITHOUT LIMITING THE PROVISIONS OF SECTION 22(a) ABOVE AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED BY BUYER AND DELIVERED IN CONNECTION WITH THE CLOSING, BUYER HEREBY RELEASES EACH SELLER AND (AS THE CASE MAY BE) SUCH SELLER’S OFFICERS, DIRECTORS, MEMBERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS AND AGENTS FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTIONS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEY’S FEES WHETHER THE SUIT IS INSTITUTED OR NOT) WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT (HEREINAFTER COLLECTIVELY CALLED THE “CLAIMS”) ARISING FROM OR RELATING TO (i) ANY DEFECTS (PATENT OR LATENT), ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PREMISES WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE, OR (ii) ANY OTHER CONDITIONS, INCLUDING ENVIRONMENTAL AND OTHER PHYSICAL CONDITIONS, AFFECTING THE PREMISES WHETHER THE SAME ARE A RESULT OF NEGLIGENCE OR OTHERWISE. THE RELEASE SET FORTH IN THIS SECTION SPECIFICALLY INCLUDES, WITHOUT LIMITATION, ANY CLAIMS UNDER ANY ENVIRONMENTAL LAWS OF THE UNITED STATES, THE STATE IN WHICH THE PREMISES IS LOCATED OR ANY POLITICAL SUBDIVISION THEREOF OR UNDER THE AMERICANS WITH DISABILITIES ACT OF 1990, AS ANY OF THOSE LAWS MAY BE AMENDED FROM TIME TO TIME AND ANY REGULATIONS, ORDERS, RULES OF PROCEDURES OR GUIDELINES PROMULGATED IN CONNECTION WITH SUCH LAWS, REGARDLESS OF WHETHER THEY ARE IN EXISTENCE OR THE STATUS OF COMPLIANCE WITH THE SAME ON THE DATE OF THIS AGREEMENT. BUYER ACKNOWLEDGES THAT BUYER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF BUYER’S SELECTION AND BUYER IS GRANTING THIS RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH BUYER’S COUNSEL. THE RELEASE SET FORTH HEREIN DOES NOT APPLY TO THE REPRESENTATIONS, WARRANTIES, COVENANTS OR INDEMNITIES OF ANY SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED BY SUCH SELLER IN CONNECTION WITH THE APPLICABLE CLOSING.

(f) Seller Reports. Except otherwise provided for in this Agreement or in any other document executed by Seller in connection with the Closing, Buyer acknowledges that none of Sellers makes any warranties or representations regarding the adequacy, accuracy or completeness of any of Sellers’ environmental or engineering reports or other materials relating to the Premises made available to Buyer (collectively, the “Seller Reports”) or other documents relating to the Premises, and Buyer shall have no claim against any Seller based upon the Seller Reports or such other documents relating to the Premises or any Seller’s failure to deliver any documents relating to any of the Premises to Buyer. Buyer further acknowledges that Buyer has had full opportunity to perform such physical inspections, environmental and engineering investigations and appraisals as Buyer deems appropriate prior to each Closing, and Buyer obtained or shall obtain its own physical inspections, environmental and engineering reports and appraisals of each of the Premises. Buyer agrees to promptly provide each Seller (without any representation or warranty whatsoever and without any liability with respect to the content thereof) with copies of all environmental and engineering reports obtained by Buyer pursuant to Section 20 hereof with respect to such Seller’s Respective Premises.

(g) Effect of Disclaimers. Buyer acknowledges and agrees that the Purchase Price has been negotiated to take into account that the Premises and Personal Property are being sold subject to the provisions of this Section 22 and that Sellers would have charged a higher purchase price if the provisions in this Section 22 were not agreed upon by Buyer.

(h) Survival. The provisions of this Section 22 shall survive the Closings and delivery of the Deeds.

23. Survival of Provisions.

(a) Intentionally Deleted.

(b) No Presumption. With respect to each Seller, any of Buyer’s obligations under this Agreement that are expressly provided in this Agreement to survive the Applicable Closing or that shall possibly imply performance or observance after the Applicable Closing Date shall survive the Applicable Closing and delivery of the Deeds, notwithstanding any presumption to the contrary.

(c) Survival Period. Notwithstanding any provision to the contrary set forth in this Agreement, the representations of each Seller expressly set forth in Section 9 and Section 12(a)(iii) of this Agreement or in any Landlord Estoppel Certificate shall survive the Applicable Closing under this Agreement for a period of nine (9) months (the “Survival Period”).

(d) Sales Tax Indemnity. Seller shall and does indemnify and hold Buyer harmless from any and all liability, including costs and attorneys’ fees, including those for appellate proceedings, to the State of Florida for sales tax due on any rentals or sales prior to Closing, under Florida Statutes Section 212.10.

(e) Warranty. No Seller shall have any liability to Buyer by reason of a breach or default of any of such Seller’s representations, unless Buyer shall have given to such Seller written notice (“Warranty Notice”) of such breach or default within the Survival Period, and shall have given to such Seller an opportunity to cure any such breach or default within a reasonable period of time after Buyer’s Warranty Notice. No claim for breach of and representation or warranty shall be actionable or payable unless the valid claims for all such breaches collectively aggregate more than Fifty Thousand Dollars ($50,000.00), in which event the full amount of all such breaches shall be actionable up to the Cap (as hereinafter defined). In no event shall the aggregate liability of Sellers to Buyer by reason of a breach or default of one or more of such Sellers’ representations, warranties or covenants under this Agreement or any document delivered by Seller in connection with the Closing exceed One Million Two Hundred Twenty-Seven Dollars ($1,227,000.00) (the “Cap”); provided, that, the Cap shall not be applicable to causes of action and damages resulting from intentional misrepresentation or fraud. Each Seller’s liability shall be limited to actual damages and shall not include consequential damages. Any litigation with respect to any representation must be commenced within one hundred eighty (180) days from the expiration of the Survival Period, and if not commenced within such time period, Buyer shall be deemed to have waived its claims for such breach or default.

(f) Survival of this Section. The provisions of this Section 22 shall survive the Closings and delivery of the Deeds.

24. Miscellaneous.

(a) Captions or Headings; Interpretation. The captions or headings of the sections and subsections of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement. Wherever in this Agreement the singular is used, the same shall include the plural and vice versa and the masculine gender shall include the feminine gender and vice versa as the context shall require.

(b) Amendments and Waivers. No change, alteration, amendment, modification or waiver of any of the terms or provisions of this Agreement shall be valid, unless the same shall be in writing and signed by all of the parties hereto.

(c) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but together shall constitute one and the same instrument.

(d) Applicable Law, Jurisdiction and Venue. This Agreement shall be governed and construed according to the laws of the State (the “Applicable State”) where the Respective Property is located, without regard to any state’s laws related to choice or conflict of laws. Each party to this Agreement hereby consents to the jurisdiction of each Applicable State, and agrees that venue for any dispute relating to or arising out of the transactions contemplated by this Agreement shall lie exclusively in an appropriate state or federal court located in or serving the county in the Applicable State in which the Respective Property is located.

(e) Right to Waive Conditions or Contingency. Any party may waive any of the terms and conditions of this Agreement made for its benefit provided such waiver is in writing and signed by such party.

(f) Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, unless such invalidity or unenforceability materially frustrates the intent of the parties as set forth herein. Each term, covenant, condition and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(g) Confidentiality. Buyer shall endeavor to treat all information received with respect to the Properties, whether such information is obtained from a Seller or from Buyer’s own due diligence investigations, in a confidential manner. Buyer shall endeavor not disclose any such information to any third parties, other than such disclosure to Buyer’s counsel, consultants, accountants and advisers as may be required in connection with the transactions contemplated hereby (such disclosure to be made expressly subject to this confidentiality requirement). Buyer and each of Sellers agree to endeavor to keep this Agreement confidential and not make any public announcements or disclosures with respect to the subject matter of this Agreement as it related to any Seller’s Property prior to the Applicable Closing without the written consent of the other parties.

(h) Agreement Not To Be Recorded. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded in the applicable county recorders office by any party hereto without the prior written consent of the other parties.

25. Sophistication of the Parties. Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree the rule of contract construction to the effect that an agreement shall be construed against the drafter shall have no application in the construction or interpretation of this Agreement.

26. Limited Liability. Prior to the Closing Date, the obligations of each Seller under this Agreement or directly or indirectly arising out of this Agreement shall be limited solely to such Seller’s interest in its Respective Premises and its Respective Personal Property, and neither Buyer nor any one else claiming by or through Buyer shall have any claim against any other asset of any Seller or any member of any Seller. After the Closing Date, the obligations of Buyer under this Agreement or directly or indirectly arising out of this Agreement shall be limited solely to the Buyer’s interest in the Respective Premises and its Respective Personal Property, and neither Seller nor any one else claiming by or through Seller shall have any claim against any other asset of any Buyer or any member of any Buyer.

27. Marketing/Public Announcements. Provided Buyer is not in default hereunder, each of the Sellers agrees not to market its Respective Premises to any other prospective purchasers during the period between the expiration of the Effective Date and the Applicable Closing Date. Buyer agrees not to make any public or other announcements regarding the transaction contemplated by this Agreement as it relates to each Seller’s Respective Property until after the Effective Date, except as may be required by applicable law affecting Buyer or any parent, affiliate or subsidiary of Buyer.

28. Enforcement. If any party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by any other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by any party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable form the other provisions of this Agreement and to survive and not be merged into any such judgment.

29. Further Assurances. The parties agree that after the Closings, they will, upon the request of any other party hereto, and without further consideration, execute, acknowledge, and deliver in proper form any further instruments, and take such other actions, as such other party may reasonably request, in order to effectively carry out the intent of this Agreement.

30. Radon Gas Notice. Pursuant to Florida Statutes Section 404.056(5), Seller hereby makes, and Purchaser hereby acknowledges, the following notification:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

31. Energy-Efficiency Rating Disclosure. Pursuant to Section 553.996, Florida Statutes, Buyer may request that Seller cause a State Certified Energy Rater to perform an energy-efficiency rating on the Property. Buyer hereby releases Seller from any and all responsibility or liability for the accuracy or level of rating and Buyer understands and agrees that this Agreement is not contingent upon Buyer’s approval of the rating, that the rating is only for Buyer’s own information and that the Florida Building Energy-Efficiency Rating System brochure prepared by the Florida Department of Community Affairs in accordance with Section 553.996, Florida Statutes, which Buyer is entitled to receive is attached as Exhibit “X” hereto. BUYER ACKNOWLEDGES RECEIPT OF THE ENERGY-EFFICIENCY RATING BROCHURE DISTRIBUTED BY THE STATE OF FLORIDA DEPARTMENT OF COMMUNITY AFFAIRS AND STATES THAT BUYER WAIVES THE OPPORTUNITY TO OBTAIN AN ENERGY-EFFICIENCY RATING FOR THE PROPERTY. Seller is providing this disclosure statement to Buyer in compliance with Section 553.996, Florida Statutes. This disclosure statement is intended for the sole and exclusive use of Buyer for the transaction contemplated herein only and Seller shall not be liable or responsible to any third party who has relied upon the information contained herein. Buyer acknowledges its receipt, review and understanding of this disclosure statement prior to, or at the time of, Buyer’s execution of this Agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Agreement as of the date first above written.

SELLERS:

TST OVERLAND PARK, LTD.

By: TST Overland Park Management, LLC

Its General Partner

By: /s/ Rance M. Sanders

Rance M. Sanders

Its Manager

TST EL PASO PROPERTIES, LTD.

By: TST El Paso Management, LLC

Its General Partner

By: /s/ Rance M. Sanders

Rance M. Sanders

Its Manager

TST JACKSONVILLE II, LLC

By: /s/ Rance M. Sanders
Rance M. Sanders

Its Manager

TST TAMPA BAY, LTD.

By TST Tampa Bay Management, LLC

Its General Partner

By: /s/ Rance M. Sanders

Rance M. Sanders

Its Manager

TST LARGO ASC, LTD.

By TST Largo ASC Management, LLC

Its General Partner

By: /s/ Rance M. Sanders

Rance M. Sanders

Its Manager

TST BRANDON, LTD.

By TST Brandon Management, LLC

Its General Partner

By: /s/ Rance M. Sanders

Rance M. Sanders

Its Manager

TST LAKELAND, LTD.

By TST Lakeland Management, LLC

Its General Partner

By: /s/ Rance M. Sanders

Rance M. Sanders

Its Manager

BUYER:

TRIPLE NET PROPERTIES, LLC

By: /s/ Andrea R. Biller
Printed: Andrea R. Biller
Title: Executive Vice President